UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☑

Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement

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☑	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

IOVANCE BIOTHERAPEUTICS, INC.

(Name of Registrant as Specified in Its Charter)

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999 Skyway Road, Suite 150

San Carlos, California 94070

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held at 11:00 a.m. Eastern Daylight Savings Time on Friday, June 11, 2021

Dear Stockholders of Iovance Biotherapeutics, Inc.:

The 2021 Annual Meeting of Stockholders (the “Annual Meeting”) of Iovance Biotherapeutics, Inc., a Delaware corporation (the “Company”), will be held on Friday, June 11, 2021, at 11:00 a.m. Eastern Daylight Savings Time. In light of the public health impact of the coronavirus outbreak, and in order to help protect the health and well-being of our shareholders and employees, the Annual Meeting will be held virtually, via live webcast. Stockholders will be able to attend the Annual Meeting, and submit questions and vote their shares during the Annual Meeting, from any location that has internet connectivity. There will be no physical in-person meeting. You or your proxyholder will be able to participate and vote by visiting www.cstproxy.com/iovance/2021 and using your control number assigned by Continental Stock Transfer. To register and receive access to the virtual meeting, registered stockholders and beneficial stockholders (those holding shares through a stock brokerage account or by a bank or other holder of record) will need to follow the instructions applicable to them provided in the enclosed proxy statement. The Annual Meeting will be held for the following purposes, as more fully described in the accompanying proxy statement:

1.	To elect seven directors named in the proxy statement accompanying this notice to serve until the 2022 Annual Meeting of Stockholders;
2.	To approve, by non-binding advisory vote, the compensation of our named executive officers; and
3.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2021.

We will also consider and act upon other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

Our Board of Directors has fixed the close of business on April 19, 2021, as the record date for the Annual Meeting. Only stockholders of record on April 19, 2021, are entitled to notice of and to vote at the Annual Meeting. Further information regarding voting rights and the matters to be voted upon is presented in the accompanying proxy statement.

This proxy statement and our 2020 Annual Report can be accessed directly at the following internet address: http://www.cstproxy.com/iovance/2021.

YOUR VOTE IS IMPORTANT. Whether or not you plan to attend the Annual Meeting, we urge you to submit your vote via the internet, telephone, or mail.

We appreciate your continued support of Iovance Biotherapeutics, Inc. and look forward to either greeting you at the Annual Meeting or receiving your proxy.

By order of the Board of Directors

Maria Fardis, Ph.D., M.B.A.
President and Chief Executive Officer
April 27, 2021

PROXY STATEMENT

FOR 2021 ANNUAL MEETING OF STOCKHOLDERS

To Be Held at 11:00 a.m. Eastern Daylight Savings Time on Friday, June 11, 2021

This proxy statement and the enclosed form of proxy are furnished by Iovance Biotherapeutics, Inc., a Delaware corporation (“we,” “our,” “us,” or the “Company”), in connection with the solicitation of proxies by our Board of Directors for use at our 2021 Annual Meeting of Stockholders, and any postponements, adjournments, or continuations thereof (the “Annual Meeting”). The Annual Meeting will be held on Friday, June 11, 2021, at 11:00 a.m. Eastern Daylight Savings Time. In light of the public health impact of the coronavirus outbreak (“COVID-19”), and in order to help protect the health and well-being of our shareholders and employees, the Annual Meeting will be held virtually, via live webcast. Stockholders will be able to attend the Annual Meeting, and submit questions and vote their shares during the Annual Meeting, from any location that has internet connectivity. There will be no physical in-person meeting. You or your proxyholder will be able to participate and vote by visiting www.cstproxy.com/iovance/2021 and using your control number assigned by Continental Stock Transfer (“Continental”). Please see pages 2 to 6 of this proxy statement for further instructions on how to attend and vote your shares at the Annual Meeting. Stockholders can attend the meeting via the Internet at www.virtualshareholdermeeting.com/IOVA2021 by using the 16-digit control number which appears on your proxy card (printed in the box and marked by the arrow) and the instructions that accompanied your proxy materials. The Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access this proxy statement and our 2020 Annual Report is first being mailed on or about May 1, 2021, to all stockholders entitled to vote at the Annual Meeting.

IMPORTANT NOTICE REGARDING THE INTERNET AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING: This proxy statement, the accompanying proxy card or voting instruction card and our 2020 Annual Report are also available at http://www.cstproxy.com/iovance/2021.

The information provided in the “question and answer” format below is for your convenience only and is merely a summary of the information contained in this proxy statement. You should read this entire proxy statement carefully. Information contained on, or that can be accessed through, our website is not intended to be incorporated by reference into this proxy statement and references to our website address in this proxy statement are inactive textual references only.

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND OUR ANNUAL MEETING

What matters am I voting on at the Annual Meeting?

You will be voting:

•	To elect seven directors to serve until the 2022 Annual Meeting of Stockholders;

•	To approve, by non-binding advisory vote, the compensation of our named executive officers;

•	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2021; and

•	Upon any other business as may properly come before the Annual Meeting.

How does the Board of Directors recommend I vote on these proposals?

Our Board of Directors recommends a vote:

•	Proposal No. 1 - “FOR” election of the nominees for directors named in this proxy statement;

•	Proposal No. 2 - “FOR” the approval of the compensation of our named executive officers as disclosed in this proxy statement; and

•	Proposal No. 3 - “FOR” the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2021.

Who is entitled to vote?

Holders of our common stock as of the close of business on April 19, 2021 (the “Record Date”), may vote at the Annual Meeting. As of the Record Date, there were 152,161,281 shares of our common stock outstanding. At the Annual Meeting, the stockholders will be entitled to one vote for each share of our common stock held by them on the Record Date. We do not have cumulative voting rights for the election of directors. On the Record Date, 194 shares of our Series A Convertible Preferred Stock (the “Series A Preferred”) were outstanding, which shares of Series A Preferred were convertible into 97,000 shares of common stock, and 2,842,158 shares of our Series B Convertible Preferred Stock (the “Series B Preferred”) were outstanding, which shares of Series B Preferred were convertible into 2,842,158 shares of common stock. However, except as otherwise required by law, the holders of shares of Series A Preferred and Series B Preferred do not have the right to vote on matters that come before the stockholders. Accordingly, the holders of the Series A Preferred and Series B Preferred do not have the right to vote at the Annual Meeting in their capacities as holders of preferred stock.

Registered Stockholders. If shares of our common stock are registered directly in your name with our transfer agent, you are considered the stockholder of record with respect to those shares, and the Notice was provided to you directly by us. As the stockholder of record, you have the right to grant your voting proxy directly to the individuals listed on the proxy card or to vote in person at the Annual Meeting by using the online meeting website.

Street Name Stockholders. If shares of our common stock are held on your behalf in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of those shares held in “street name,” and the Notice was forwarded to you by your broker or nominee, who is considered the stockholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker or nominee how to vote your shares. Beneficial owners are also invited to attend the Annual Meeting. However, since a beneficial owner is not the stockholder of record, you may not vote your shares of our common stock in person at the Annual Meeting unless you follow the instructions under the next section, “How do I register for and attend the virtual-only Annual Meeting?” Throughout this proxy, we refer to stockholders who hold their shares through a broker, bank, or other nominee as “street name stockholders.”

How do I register for and attend the virtual-only Annual Meeting?

There will be no in-person annual meeting of the stockholders in 2021. The Annual Meeting will be held virtually over the Internet by means of a live audio webcast. Only stockholders who own common stock as of the close of business on April 19, 2021, will be entitled to attend the virtual meeting. Any stockholder wishing to attend the virtual Annual Meeting should register for the meeting by 11:59 p.m. Eastern time on June 10, 2021. To register for the virtual meeting, please follow these instructions as applicable to the nature of your ownership of our common stock:

Registered Stockholders. If your shares are registered in your name with Continental and you wish to attend the online-only virtual meeting, go to www.cstproxy.com/iovance/2021, enter the control number you received on your proxy card or Notice and click on the “Click here to preregister for the online meeting” link at the top of the page. Just prior to the start of the meeting you will need to log back into the meeting site using your control number. Pre-registration is recommended but is not required in order to attend.

Street Name Stockholders. Street name stockholders who wish to attend the online-only virtual meeting must obtain a legal proxy by contacting their account representative at the bank, broker, or other nominee that holds their shares and e-mail a copy (a legible photograph is sufficient) of their legal proxy to proxy@continentalstock.com. Street name stockholders who e-mail a valid legal proxy will be issued a meeting control number that will allow them to register to attend and participate in the online-only meeting. After contacting Continental, a street name stockholder will receive an e-mail prior to the meeting with a link and instructions for entering the virtual meeting. Street name stockholders should contact Continental at least 5 business days prior to the meeting date.

Stockholders participating in the virtual meeting will be in a listen-only mode and will not be able to speak during the webcast. However, in order to maintain the interactive nature of the virtual meeting, virtual attendees are able to:

•	Vote using the online meeting website; and

•	Submit questions or comments to the Company’s officers during the meeting via e-mail or the virtual meeting webcast.

Starting June 7, 2021, stockholders may submit questions or comments before or during the meeting through the virtual meeting portal by typing in the “Submit a question” box.

Stockholders will also have the option to call in to the virtual meeting and listen by telephone by calling -

Optional telephone access (listen-only):

Within the U.S. and Canada: +1-877-770-3647 (toll-free)

Outside of the U.S. and Canada: +1-312-780-0854 (standard rates apply)

Passcode for telephone access:

62872923#

How many votes are needed for approval of each proposal?

The representation, in person or by proxy, of at least a majority of the outstanding shares of common stock entitled to vote at the Annual Meeting is necessary to constitute a quorum for the transaction of business. Virtual attendance at the Annual Meeting constitutes presence in person for purposes of a quorum at the Annual Meeting. Shares represented by proxies pursuant to which votes have been withheld from any nominee for director, or which contain one or more abstentions or broker “non-votes,” are counted as present or represented for purposes of determining the presence or absence of a quorum for the Annual Meeting. A “non-vote” occurs when a broker or other nominee holding shares for a beneficial owner votes on one proposal but does not vote on another proposal because the broker does not have discretionary voting power and has not received instructions from the beneficial owner.

Election of Directors (Proposal No. 1). Directors are elected by a plurality of the votes cast, in person or by proxy, at the Annual Meeting. The seven nominees who receive the highest number of affirmative votes of the shares present or represented and voting on the election of directors at the Annual Meeting will be elected to our Board of Directors. Shares present or represented and not so marked as to withhold authority to vote for a particular nominee will be voted in favor of a particular nominee and will be counted toward such nominee’s achievement of a plurality. Shares properly withheld for a nominee by a stockholder, whether that stockholder is (i) present at the meeting or (ii) represented by proxy at the meeting, and broker “non-votes,” will not be counted toward such nominee’s achievement of plurality.

Advisory Vote on the Compensation of our Named Executive Officers (Proposal No. 2). For the advisory vote on the compensation of our named executive officers, the affirmative vote of the majority of shares present, in person or represented by proxy, and voting on that matter is required for approval. Shares voted to abstain are included in the number of shares present or represented and voting on each matter. Shares subject to broker “non-votes” are considered to be not entitled to vote for the particular matter and have the practical effect of reducing the number of affirmative votes required to achieve a majority for such matter by reducing the total number of shares from which the majority is calculated.

Ratification of Independent Accountants (Proposal No. 3). For the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2021, an affirmative vote of a majority of the shares present, in person or represented by proxy, and voting on such matter is required for approval. Shares voted to abstain are included in the number of shares present or represented and voting. Brokers are entitled to vote on this matter without direction from you, and therefore are included in the number of affirmative votes required to achieve a majority.

Other Matters. The Board of Directors knows of no other matters to be presented at the Annual Meeting. If any other matter should be presented at the Annual Meeting upon which a vote properly may be taken, the persons named on the enclosed proxy will have discretionary authority to vote the shares represented by such proxies in accordance with their best judgment.

How do I vote?

If you are a stockholder of record, there are four ways to vote:

•	By Internet — You may submit your proxy from any location in the world by following the internet voting instructions on the proxy card or voting instruction card sent to you.

•	By Telephone — You may submit your proxy by following the telephone voting instructions on the proxy card or voting instruction card sent to you.

•	By Mail — You may do this by marking, dating and signing your proxy card or, for shares held in street name, the voting instruction card provided to you by your broker or nominee, and mailing it in the enclosed, self-addressed, postage prepaid envelope. No postage is required if mailed in the United States. Please note that you will be mailed a printed proxy card or printed voting instruction card only if you request that such printed materials be sent to you by following the instructions in the Notice of Internet Availability for requesting paper copies of the proxy materials.

•	In Person — You may vote at the Annual Meeting by using the online website, if you are a stockholder of record.

If you are a street name stockholder, you will receive voting instructions from your broker, bank, or other nominee. You must follow the voting instructions provided by your broker, bank, or other nominee in order to instruct your broker, bank, or other nominee on how to vote your shares. Street name stockholders should generally be able to vote by returning an instruction card, or by telephone or on the internet. However, the availability of telephone and internet voting will depend on the voting process of your broker, bank, or other nominee. As discussed above, if you are a street name stockholder, you may not vote your shares in person at the Annual Meeting unless you follow the instructions under the section “How do I register for and attend the virtual-only Annual Meeting?”

Can I change my vote?

Yes. If you are a stockholder of record, you can change your vote or revoke your proxy any time before the Annual Meeting by:

•	entering a new vote by internet;

•	returning a later-dated proxy card;

•	notifying the Corporate Secretary, in writing, at Iovance Biotherapeutics, Inc., 999 Skyway Road, Suite 150, San Carlos, California 94070; or

•	voting at the Annual Meeting by using the online website.

If you are a street name stockholder, your broker, bank, or other nominee can provide you with instructions on how to change your vote.

What is the effect of giving a proxy?

Proxies are solicited by and on behalf of our Board of Directors. Maria Fardis, Ph.D. and Jean-Marc Bellemin, or either of them, have been designated as proxies by our Board of Directors. When proxies are properly dated, executed, and returned, the shares represented by such proxies will be voted at the Annual Meeting in accordance with the instructions of the stockholder. If no specific instructions are given, however, the shares will be voted in accordance with the recommendations of our Board of Directors as described above. If any matters not described in this proxy statement are properly presented at the Annual Meeting, the proxy holders will use their own judgment to determine how to vote the shares. If the Annual Meeting is adjourned, the proxy holders can vote the shares on the new Annual Meeting date as well, unless you have properly revoked your proxy instructions, as described above.

Why did I receive a Notice of Internet Availability of Proxy Materials instead of a full set of proxy materials?

In accordance with the rules of the Securities and Exchange Commission (“SEC”), we have elected to furnish our proxy materials, including this proxy statement and our annual report, primarily via the internet. The Notice containing instructions on how to access our proxy materials is first being mailed on or about May 1, 2021, to all stockholders entitled to vote at the Annual Meeting. Stockholders may request to receive all future proxy materials in printed form by mail or electronically by e-mail by following the instructions contained in the Notice. We encourage stockholders to take advantage of the availability of our proxy materials on the internet to help reduce the environmental impact of our annual meetings of stockholders.

How are proxies solicited for the Annual Meeting?

Our Board of Directors is soliciting proxies for use at the Annual Meeting. All expenses associated with this solicitation will be borne by us. We will reimburse brokers or other nominees for reasonable expenses that they incur in sending our proxy materials to you if a broker or other nominee holds shares of our common stock on your behalf.

How may my brokerage firm or other intermediary vote my shares if I fail to provide timely directions?

Brokerage firms and other intermediaries holding shares of our common stock in street name for customers are generally required to vote such shares in the manner directed by their customers. In the absence of timely directions, your broker will have discretion to vote your shares on our sole “routine” matter, the proposal to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2021. Your broker will not have discretion to vote on the election of directors or any of the other proposals, which are “non-routine” matters, absent direction from you. Absent direction from you, shares not voted for our “non routine” matters will result in broker non-votes.

Who will bear the cost of soliciting votes for the Annual Meeting?

We will bear all expenses of this solicitation, including the cost of preparing and mailing these proxy materials, as well as hosting the virtual-only Annual Meeting. We may reimburse brokerage firms, custodians, nominees, fiduciaries and other persons representing beneficial owners of common stock for their reasonable expenses in forwarding solicitation material to such beneficial owners. Directors, officers and employees of our Company may also solicit proxies in person or by other means of communication. Such directors, officers and employees will not be additionally compensated but may be reimbursed for reasonable out-of-pocket expenses in connection with such solicitation. We may engage the services of a professional proxy solicitation firm to aid in the solicitation of proxies from certain brokers, bank nominees and other institutional owners. Our costs for such services, if retained, will not be significant. You are responsible for any internet access charges you may incur in connection with viewing our proxy materials or voting over the internet.

Is my vote confidential?

Proxy instructions, ballots, and voting tabulations that identify individual stockholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed either within our Company or to third parties, except as necessary to meet applicable legal requirements, to allow for the tabulation of votes and certification of the vote, or to facilitate a successful proxy solicitation.

Where can I find the voting results of the Annual Meeting?

We will announce preliminary voting results at the Annual Meeting. We will also disclose voting results on a Current Report on Form 8-K that we will file with the SEC within four business days after the Annual Meeting. If final voting results are not available to us in time to file a Current Report on Form 8-K within four business days after the Annual Meeting, we will file a Current Report on Form 8-K to publish preliminary results and will provide the final results in an amendment to this Current Report on Form 8-K as soon as they become available.

I share an address with another stockholder, and we received only one paper copy of the proxy materials. How may I obtain an additional copy of the proxy materials?

We have adopted a procedure called “householding,” which the SEC has approved. Under this procedure, we deliver a single copy of the Notice and, if applicable, our proxy materials to multiple stockholders who share the same address unless we have received contrary instructions from one or more of the stockholders. This procedure reduces our printing costs, mailing costs, and fees, and is also environmentally friendly. Stockholders who participate in householding will continue to be able to access and receive separate proxy cards. Upon written or oral request, we will deliver promptly a separate copy of the Notice and, if applicable, our proxy materials to any stockholder at a shared address to which we delivered a single copy of any of these materials. To receive a separate copy, or, if a stockholder is receiving multiple copies, to request that we only send a single copy of the Notice and, if applicable, our proxy materials, such stockholder may contact us at the following address:

Iovance Biotherapeutics, Inc.

Attention: Corporate Secretary

999 Skyway Road, Suite 150

San Carlos, California 94070

Stockholders who beneficially own shares of our common stock held in street name may contact their brokerage firm, bank, broker-dealer or other similar organization to request information about householding.

What is the deadline to propose actions for consideration at next year’s Annual Meeting of Stockholders or to nominate individuals to serve as directors?

Stockholders may present proper proposals for inclusion in our proxy statement and for consideration at the next Annual Meeting of Stockholders by submitting their proposals in writing to our Corporate Secretary in a timely manner. For a stockholder proposal to be considered for inclusion in our proxy statement for our Annual Meeting, our Corporate Secretary must receive the written proposal at our principal executive offices not later than January 1, 2022, which is 120 days prior to the first anniversary of the mailing date of this proxy. In addition, stockholder proposals must comply with the requirements of Rule 14a-8 regarding the inclusion of stockholder proposals in company-sponsored proxy materials. Stockholder proposals should be addressed to:

Iovance Biotherapeutics, Inc.

Attention: Corporate Secretary

999 Skyway Road, Suite 150

San Carlos, California 94070

In addition, our bylaws establish an advance notice procedure for stockholders who wish to present certain matters before an Annual Meeting of Stockholders. In general, nominations for the election of directors may be made by our Board of Directors or any committee thereof or any stockholder, who is a stockholder of record on the date of the giving of such notice and on the record date for the determination of stockholders entitled to vote at such meeting, who is entitled to vote at such meeting and who has delivered Timely Notice (as defined below) to our Corporate Secretary, which notice must contain specified information concerning the nominees and concerning the stockholder proposing such nominations, as specified in our bylaws.

Our bylaws also provide that the only business that may be conducted at an annual meeting is business that is (1) specified in the notice of meeting (or any supplement thereto) given by or at the direction of our Board of Directors, (2) otherwise properly brought before the meeting by or at the direction of our Board of Directors (or any committee thereto), or (3) properly brought before the meeting by a stockholder who has delivered Timely Notice (as defined below) to our Corporate Secretary.

“Timely Notice” is defined in our amended and restated bylaws as that date which is not less than 90 days nor more than 120 days prior to the one-year anniversary of the previous year’s Annual Meeting of Stockholders. As a result, in order for a stockholder to bring an item of business before the 2021 Annual Meeting of Stockholders, that item must be provided to our Corporate Secretary between February 6, 2021, and March 8, 2021, in accordance with the applicable provisions of our bylaws.

You may recommend candidates to our Board of Directors for consideration by our Nominating and Corporate Governance Committee by following the procedures set forth below in “Board of Directors and Corporate Governance — Director Nominations Process — Nomination of Directors by Stockholders.”

If a stockholder who has notified us of his, her or its intention to present a proposal at an annual meeting does not appear to present his, her or its proposal at such annual meeting, we are not required to present the proposal for a vote at such annual meeting.

How may I obtain a copy of the bylaw provisions regarding stockholder proposals and director nominations?

A copy of the full text of the bylaw provisions discussed above may be obtained by writing to our Corporate Secretary. In addition, this and other information about our Company may be obtained at the web site maintained by the SEC that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the SEC’s website is www.sec.gov. All notices of proposals by stockholders, whether or not included in our proxy materials, should be sent to our principal executive offices, Attention: Corporate Secretary.

PROPOSAL NO. 1 - ELECTION OF DIRECTORS

The following is information concerning the nominees for election as directors. We believe that each nominee will be able to serve as a director. In the event that a nominee is unable to serve, the proxy holder will vote the proxies for such other nominee as he or she may determine. Each nominee currently serves as a director of the Company. The term of office of each director will expire at next year’s Annual Meeting of Stockholders.

Nominees

Our Nominating and Corporate Governance Committee has recommended, and our Board of Directors has approved, as nominees the following individuals for election as directors at the Annual Meeting.

Iain Dukes, D. Phil.

Maria Fardis, Ph.D.

Athena Countouriotis, M.D.

Ryan Maynard

Merrill A. McPeak

Wayne P. Rothbaum

Michael Weiser, M.D., Ph.D.

For information concerning the nominees, please see the section titled “Board of Directors and Corporate Governance” below.

If you are a stockholder of record and you sign your proxy card or vote by telephone or over the internet but do not give instructions with respect to the voting of directors, your shares will be voted “FOR” the re-election of the above-mentioned nominees.

We expect that all of the foregoing nominees will accept such nomination; however, in the event that a director nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who shall be designated by our Board of Directors to fill such vacancy. If you are a street name stockholder and you do not give voting instructions to your broker or nominee, your broker will leave your shares unvoted on this matter.

New Nomination Procedures

After this year’s Annual Meeting, for all duly called or convened meetings of stockholders, at which a quorum is present, for the election of directors, a majority of the votes cast shall be sufficient to elect a director; provided, that, for contested elections, directors shall be elected by a plurality of the votes cast if, as of the date of the meeting of the stockholders, the number of nominees exceeds the number of directors to be elected. Notwithstanding the foregoing, if any director nominated for re-election at an Annual Meeting fails to receive more votes cast “for” his or her re-election than “against” his or her re-election, such director shall promptly tender his or her resignation for our Board of Directors consideration. The nominating and corporate governance committee designated by our Board of Directors shall then make a recommendation to our Board of Directors to accept or reject the tendered resignation. Our Board of Directors will then have 90 days from the date the election results from the applicable Annual Meeting are certified to notify the resigning director of its decision. Our Board of Directors may consider all relevant factors in making its decision, including any stated reasons for “against” votes, whether the underlying cause of the “against” votes are curable, the length of service and contributions by the resigning director to us, and whether the resignation would cause us to fail to comply with any applicable rules or requirements, would lead to a “change of control” as determined pursuant to any financing or other material agreement, or would cause us to default under any material agreements. If the resigning director’s tendered resignation is not accepted, such director will continue to serve on our Board of Directors.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE DIRECTOR NOMINEES NAMED ABOVE.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Our business affairs are managed under the direction of our Board of Directors, which is currently composed of seven members. The following table sets forth the names, ages as of the Record Date, and certain other information for the seven directors whose terms are expiring at the Annual Meeting and who are also nominees for election as a director at the Annual Meeting.

Directors with Terms Expiring at the Annual Meeting/Nominees	Age	Position	Director Since
Iain Dukes, D.Phil.	62	Chairman of the Board of Directors	2016
Maria Fardis, Ph.D.	53	President, Chief Executive Officer and Director	2016
Athena Countouriotis, M.D.	49	Director	2019
Ryan Maynard	51	Director	2015
Merrill A. McPeak	85	Director	2011
Wayne P. Rothbaum	53	Director	2016
Michael Weiser, M.D., Ph.D.	58	Director	2018

Biographical information for each director is included below.

Iain Dukes, D. Phil. Dr. Dukes joined our Board of Directors on August 4, 2016 and was appointed Chairman of the Board on August 16, 2016. Dr. Dukes is a Venture Partner at OrbiMed Advisors LLC, which he joined in 2016. He previously served as Senior Vice President and Head of Business Development and Licensing for Merck Research Laboratories through May 2016. He joined Merck in August 2013. Prior to joining Merck, Dr. Dukes was Vice President of External Research & Development at Amgen from August 2010 to August 2013. From 2007 to 2010, Dr. Dukes was the President and Chief Executive Officer, and a member of the board of directors, of Essentialis Therapeutics, a clinical stage biotechnology company focused on the development of breakthrough medicines for the treatment of rare metabolic diseases. From 2000 to 2007, Dr. Dukes was Vice President of Scientific and Technology Licensing at GlaxoSmithKline, and prior to that, from 1990 to 1999, he held various positions at Glaxo Wellcome, including Head of Exploratory Development for Metabolic and Urogenital Diseases and Head of Ion Channel Drug Discovery Group. Dr. Dukes serves on the Board of Directors of Themis Biosciences, Ikena Oncology, KaNDy Therapeutics (previously as Chairman), NeRRe Therapeutics, ReViral Limited, and ENYO Therapeutics. He co-founded and is Chief Executive Officer of Theseus Pharmaceuticals, co-founded and serves on the Board of Directors of Kartos Therapeutics, and co-founded Telios Pharma where he serves as President. Dr. Dukes holds Master of Jurisprudence and Doctor of Philosophy degrees from the University of Oxford, a Master of Science degree in Cardiovascular Studies from the University of Leeds and a Bachelor of Science degree in Pharmacology from the University of Bath.

Our Board of Directors believes that Dr. Dukes is highly qualified to serve as a member of the Board of Directors because of his extensive experience in the pharmaceutical industry, including his service in senior management roles.

Maria Fardis, Ph.D. Dr. Fardis joined the Company as President and Chief Executive Officer on June 1, 2016 and was appointed to our Board of Directors on June 7, 2016. Since joining, the Company has been transformed from an early-stage development company to a company with multiple late-stage programs involving lifileucel and LN-145 for treatment of multiple solid tumors. Dr. Fardis served as the Chief Operating Officer of Acerta Pharma B.V., a clinical-stage biopharmaceutical company, from January 2015 to March 2016, where she worked on the development of Calquence® until the company’s acquisition by AstraZeneca. From 2011 to 2014, she worked at Pharmacyclics, Inc., where she was a key contributor in the creation of a broad clinical program leading to global approvals for Imbruvica® in multiple hematologic malignancies, and where she served as Chief of Oncology Operations and Alliances. Prior to joining Pharmacyclics, from August 2001 to April 2011, Dr. Fardis held increasingly senior positions in Medicinal Chemistry and the project and portfolio management department at Gilead Sciences, Inc., where she was involved with multiple therapeutic areas including antivirals, oncology, and cardiovascular therapeutics and worked on the development and life cycle management of Letairis®. Dr. Fardis received her Ph.D. in Organic Chemistry from the University of California, Berkeley and her B.S. summa cum laude, in chemistry from the University of Illinois, Urbana-Champaign. Dr. Fardis holds an M.B.A., with highest honors, from Golden Gate University.

Our Board of Directors believes that Dr. Fardis is highly qualified to serve as a member of the Board of Directors because of her experience as an executive of multiple prior biopharmaceutical companies, extensive experience in drug development, and strong scientific background.

Athena Countouriotis, M.D. Dr. Countouriotis joined our Board of Directors in June 2019. Dr. Countouriotis is the President and Chief Executive Officer of Turning Point Therapeutics and was named to its board of directors in September 2018. Dr. Countouriotis has also served as the Chief Medical Officer for multiple public biotechnology companies, including Adverum Biotechnologies, Halozyme Therapeutics and Ambit Biosciences. Earlier in her career, Dr. Countouriotis led development of products for Pfizer and Bristol-Myers Squibb, including Sutent®, Mylotarg®, Bosulif® and Sprycel®. She serves on the board of directors at Turning Point Therapeutics and Passage Bio. Dr. Countouriotis holds an undergraduate degree from the University of California, Los Angeles and an M.D. from the Tufts University School of Medicine. She received training at the University of California, Los Angeles and at the Fred Hutchinson Cancer Research Center in the Pediatric Hematology-Oncology Program.

Our Board of Directors believes that Dr. Countouriotis is highly qualified to serve as a member of the Board of Directors because of her medical and business background and education, her experience as an executive of several biotechnology companies, and her experience in drug development.

Ryan Maynard. Mr. Maynard joined our Board of Directors in February 2015. Mr. Maynard is currently the Chief Financial Officer of Paulus Holdings Ltd. d/b/a LetsGetChecked, a position to which he was appointed in October 2019. Mr. Maynard previously was the Chief Financial Officer of Blade Therapeutics, Inc., a privately held biotechnology company, from February 2018 to June 2019. Until December 2017, he was the Executive Vice President and Chief Financial Officer of Rigel Pharmaceuticals, Inc., a public commercial-stage drug development company. He joined Rigel in September 2001 as Corporate Controller and was appointed as an Assistant Secretary in October 2001. In June 2006 he became Rigel’s Vice President of Finance and Acting Chief Financial Officer and became its Vice President and Chief Financial Officer in January 2007. Prior to joining Rigel, Mr. Maynard was Corporate Controller and Director of Finance and Accounting for Personify, Inc., an e-commerce software company, from November 1999 to April 2001. From July 1998 to October 1999, he served as Controller of General Magic, Inc. and from July 1994 to June 1998, he held various positions at Siliconix, Inc., most recently as Senior Finance Manager. He previously worked at Ernst & Young LLP. Mr. Maynard holds a B.S. in Commerce - Accounting from Santa Clara University.

Our Board of Directors believes that Mr. Maynard is highly qualified to serve as a member of the Board of Directors because of his extensive experience as the Chief Financial Officer of a publicly traded pharmaceutical company, as well as his expertise in auditing and financial and other related matters pertaining to the operation of publicly traded pharmaceutical companies.

Merrill A. McPeak. General (Ret.) McPeak joined our Board of Directors in July 2011. From February 2015 until the appointment of Dr. Dukes as our new Chairman, General McPeak was the lead director on our Board of Directors. General McPeak also served as our unpaid, interim Chief Executive Officer from January 14, 2013 until July 24, 2013. General McPeak currently is the President of McPeak and Associates, a consulting firm that he founded in 1995. He has previously served as a director of several public companies, including Tektronix, Inc., Trans World Airlines, Inc., and ECC International Corp., where he was for many years the chairman of the board. General McPeak has served as a director of Research Solutions, Inc., a company engaged in developing systems to reuse published content, since November 2010, and of Aerojet Rocketdyne, an aerospace and defense contractor, from March 2013 to May 2019. He also served on the board of directors of Lilis Energy, an independent oil and gas producer, from January 2015 to April 2018. He was Chairman of the Board of Coast Plating, Inc., a privately held turnkey provider of metal processing and metal finishing services, from January 2009 until the company was acquired by Trive Capital and renamed Valence Surface Technologies. He continued to be a director of Valence Surface Technologies, which became the country’s largest independently owned aerospace and defense metal processing company, until the company was acquired by a private equity firm in June 2019. He helped found, and from December 2003 to February 2012 was Chairman of the Board of EthicsPoint, Inc., a provider of risk management and compliance software-as-a-service that was acquired in 2012 and restyled Navex Global. General McPeak remained a member of the board of directors of Navex Global until that company was sold in 2014.

From 1990 until his retirement from active military service in late 1994, General McPeak was Chief of Staff of the United States Air Force. As a member of the Joint Chiefs of Staff, General McPeak was a military advisor to the Secretary of Defense and the President of the United States. General McPeak received a Bachelor of Arts degree in economics from San Diego State College and a Master of Science degree in international relations from the George Washington University, and is a member of the Council on Foreign Relations. From July 2010 to December 2017, General McPeak was Chairman of the American Battlefield Monuments Commission.

Our Board of Directors believes that General McPeak is highly qualified to serve as a member of the Board of Directors because of his extensive leadership experience, including his experience in the military and as a director serving on numerous public and private company boards of directors.

Wayne P. Rothbaum. Mr. Rothbaum joined our Board of Directors on June 7, 2016. Mr. Rothbaum is currently the President of Quogue Capital LLC, a life sciences private equity investment fund that he founded in 2001. Beginning in 2012, Mr. Rothbaum has been a co-founder and executive chairman of several life sciences companies, including Acerta Pharma, B.V., which was sold to AstraZeneca in February 2016, Kartos Therapeutics, and Telios Pharma. Mr. Rothbaum led the biotechnology practice at the strategic consulting firm The Carson Group. Mr. Rothbaum graduated Phi Beta Kappa from Binghamton University in 1990 with a dual major in political science and psychology and received his master’s degree in international affairs from the George Washington University.

Our Board of Directors believes that Mr. Rothbaum is highly qualified to serve as a member of the Board of Directors on the basis of his business background and education, his investment experience as the manager of an investment fund focused on the life sciences industry, and his experience serving in a leadership and management capacity with other biotechnology companies.

Michael Weiser, M.D., Ph.D. Dr. Weiser joined our Board of Directors in March 2018. He is a founder and has been a principal of Actin Biomed LLC since 2006. Actin Biomed is a healthcare investment firm focused on the discovery and development of novel treatments for unmet medical needs. Prior to joining Actin Biomed, Dr. Weiser was the Director of Research at Paramount BioCapital, Inc., a pharmaceutical development and healthcare investment firm. Dr. Weiser previously served on the board of directors of Emisphere Technologies, Inc., a pharmaceutical and drug delivery company, until it was acquired by Novo Nordisk. Dr. Weiser also previously served as the chairman of the board of directors of Chelsea Therapeutics International, Ltd., a development stage pharmaceutical company that was acquired by H. Lundbeck A/S in 2014, and served on the board of directors of Ziopharm Oncology, Inc., a publicly traded biopharmaceutical company focused on immunotherapies in oncology. Dr. Weiser holds a B.A. in Psychology from the University of Vermont, received his M.D. from New York University School of Medicine and completed his Ph.D. in Molecular Neurobiology at Cornell University Medical College.

Our Board of Directors believes that Dr. Weiser is highly qualified to serve as a member of the Board of Directors because of his medical and business background and education, his experience serving on boards of directors, and his investment experience as the manager of an investment fund focused on biotechnology companies.

Director Independence

Our Board of Directors has determined that Dr. Countouriotis, General McPeak, Mr. Rothbaum, Mr. Maynard and Dr. Weiser qualify as “independent directors” as defined under the applicable Nasdaq Stock Market Rules and the rules of the SEC, satisfy the independence criteria set forth in Rule 10A-3 under the Securities and Exchange Act of 1934, as amended (the "Exchange Act"), and have no material relationships with us (either directly or as a partner, stockholder or officer of any entity) that are inconsistent with a finding of their independence as members of our Board of Directors. Our Board of Directors has determined that Mr. Maynard, General McPeak and Dr. Weiser, the current members of our Audit Committee, also are “independent” for purposes of service as the members of our Audit Committee.

Corporate Governance Highlights at a Glance

What we do

•	Annually Elected Directors
•	Robust Independent Director Role
•	Majority of Independent Directors
•	Non-Executive Chairperson
•	Regular Non-Executive Director Executive Sessions
•	Proactive Stockholder Engagement
•	Annual Say on Pay Vote

What we do not do

•	No Poison Pill
•	No Supermajority Voting Provisions
•	No Classified Board

Director Nominations Process

The Nominating and Corporate Governance Committee administers our director nominations process and establishes criteria for Board of Directors member candidates and the process by which candidates for inclusion in our recommended slate of director nominees are selected. The Committee’s charter is available under the “Investors” section of our website at www.iovance.com, under “Corporate Governance – Governance Highlights.”

Minimum Criteria for Board of Directors Members. Under the director nominations process, each Board of Directors candidate must possess at least the following specific minimum qualifications:

•	He or she shall be prepared to represent the best interests of all of our stockholders and not just one particular constituency.

•	He or she shall be an individual who has demonstrated integrity and ethics in his or her personal and professional life and established a record of professional accomplishment in his or her chosen field.

•	Neither the candidate nor any family member (as defined in The Nasdaq Stock Market LLC Rules) or affiliate or associate (each as defined in SEC rules) shall have any material personal, financial or professional interest in any of our current or potential competitors.

•	He or she shall be prepared to participate fully in Board of Directors activities, including, if eligible, active membership on at least one committee and attendance at, and active participation in, meetings of the Board of Directors and any committee of which he or she is a member, and not have other personal or professional commitments that would, in the Nominating and Corporate Governance Committee’s sole judgment, interfere with or limit his or her ability to do so.

Desirable Qualities and Skills. The Nominating and Corporate Governance Committee also considers it desirable that each candidate should:

•	Contribute to our Board of Directors’ overall diversity — diversity being broadly construed to mean a variety of opinions, perspectives, personal and professional experiences and backgrounds, as well as other differentiating characteristics.

•	Contribute positively to the collaborative culture among Board of Directors members.

•	Possess professional and personal experiences and expertise relevant to our goal of being a leading biopharmaceutical company. At this stage of our development, relevant experiences might include, among other things, large biotechnology or pharmaceutical company chief executive officer or senior management experience, senior-level management experience in medical research or clinical development activities in the fields of oncology, immunology or molecular biology within a public company or large university setting, and relevant senior-level expertise in one or more of finance, accounting, sales and marketing, organizational development and public relations.

Internal Process for Identifying Candidates. The Nominating and Corporate Governance Committee has two primary methods for identifying Board of Directors candidates. On a periodic basis, the Nominating and Corporate Governance Committee may solicit suggestions for possible candidates from a number of sources, which may include members of the Board of Directors, our senior executives, individuals personally known to members of the Board of Directors, and independent research by either members of the Board of Directors or our senior executives. The Nominating and Corporate Governance Committee may also use its authority under its Charter to retain at the Company’s expense one or more search firms to identify candidates. If a search firm is used, it may be asked to identify possible candidates who meet minimum and desired qualifications; interview and screen candidates, and conduct appropriate background and reference checks; act as a liaison among the Board of Directors, the Nominating and Corporate Governance Committee, and the candidate during the screening and evaluation process; and be available for consultation as needed by the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee has the authority under its Charter to approve such firms’ fees and other retention terms.

Nomination of Directors by Stockholders. The Nominating and Corporate Governance Committee will also consider properly submitted stockholder nominations for candidates for membership on the Board of Directors. Any of our stockholders may recommend one or more eligible persons for election as a director at an Annual Meeting of Stockholders if the stockholder provides the recommendation to our Corporate Secretary at our principal executive offices not less than 120 days prior to the anniversary of the date of the proxy statement released to stockholders in connection with the previous year’s annual meeting. In the event that we set an annual stockholders meeting date that is not within 30 days before or after the date of the immediately preceding annual stockholders meeting, the stockholder’s recommendation must be received no later than the close of business on the tenth day following the day on which notice of the date of the annual meeting was mailed or public disclosure of that date was made, whichever occurs first. To be eligible for consideration, a candidate proposed by a stockholder must be independent of the stockholder providing the nomination in all respects, as determined by the Nominating and Corporate Governance Committee or by applicable law, qualify as an “independent director” under The Nasdaq Stock Market LLC Rules and meet the Minimum Criteria for Board of Directors Members set forth above.

Evaluation of Candidates. The Nominating and Corporate Governance Committee will consider all candidates identified through the processes described above, and will evaluate each of them, including incumbents, based on the same criteria. If, based on the Nominating and Corporate Governance Committee’s or other director’s initial evaluation, a candidate continues to be of interest, the Nominating and Corporate Governance Committee Chair or one or more other directors will interview the candidate and communicate the interviewer(s)’ evaluation to the other Nominating and Corporate Governance Committee member(s), the Chairman of the Board of Directors, the Chief Executive Officer, and the independent members of the Board of Directors. Later reviews will be conducted by other members of the Nominating and Corporate Governance Committee, the Board of Directors and senior management. Ultimately, background and reference checks will be conducted, and the Nominating and Corporate Governance Committee will meet to finalize its list of recommended candidates for the Board of Directors’ consideration.

Timing of the Identification and Evaluation Process. Our fiscal year is the calendar year. The Nominating and Corporate Governance Committee expects generally to meet one or more times to consider, among other things, candidates to be recommended to the Board of Directors for inclusion in our recommended slate of director nominees for the next annual meeting and our Proxy Statement. Our Board of Directors usually meets each March or early April and at that meeting approves, among other things, the slate of director nominees to be submitted to and recommended for election by stockholders at the annual meeting, which is typically held in May or June. All candidates, whether identified internally or by a nomination received from a stockholder, who after evaluation are recommended by the Nominating and Corporate Governance Committee and the independent members of the Board of Directors, and approved by the Board of Directors, will be included in our recommended slate of director nominees in our Proxy Statement.

Meetings of the Board of Directors

The property, affairs and business of our Company are conducted under the supervision and management of our Board of Directors, as called for under the laws of Delaware and our bylaws. Pursuant to our bylaws, our Board of Directors may establish committees of one or more directors from time to time, as it deems appropriate.

Our common stock currently is listed on the Nasdaq Global Market. A majority of our directors currently are “independent directors” as defined under The Nasdaq Stock Market LLC Rules, which define an “independent director” as “a person other than an executive officer or employee of the Company or any other individual having a relationship which, in the opinion of the Company’s board of directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.” The definition further provides that, among others, employment of a director by us (or any parent or subsidiary of ours) at any time during the past three years is considered a bar to independence regardless of the determination of our Board of Directors.

Our Board of Directors has determined that, with the exception of Dr. Fardis and Dr. Dukes, for the purposes of serving on our Board of Directors, all of our other directors are “independent” under The Nasdaq Stock Market LLC Rules.

Our Board of Directors held 16 meetings during the fiscal year ending December 31, 2020. Each director attended at least 75% of the aggregate of the total meetings of the Board of Directors that were held during the portion of the 2020 fiscal year in which he/she served as a director.

Executive Sessions

During the fiscal year ended December 31, 2020, the non-executive directors of the Board of Directors met in executive session on nine occasions, the members of the Audit Committee met in executive session on six occasions and the members of the Compensation Committee met in executive session on one occasion.

Committees of the Board of Directors

Our Board of Directors has a standing Audit Committee, Nominating and Corporate Governance Committee, and Compensation Committee.

Current committee memberships are as follows:

Audit Committee

The Audit Committee currently consists of:

Ryan Maynard (Chair)

Merrill A. McPeak

Michael Weiser, M.D., Ph.D.

The Audit Committee operates pursuant to a written charter. Among other things, the Audit Committee is responsible for:

•	appointing, approving the compensation of, and assessing the independence of our independent registered public accounting firm;

•	overseeing the work of our independent registered public accounting firm;

•	reviewing and discussing with management and the independent registered public accounting firm our annual and quarterly financial statements and related disclosures;

•	monitoring our internal control over financial reporting, disclosure controls and procedures and Code of Conduct and Ethics;

•	overseeing our internal audit function;

•	meeting independently with our internal auditing staff or consultants, independent registered public accounting firm and management;

•	reviewing and approving or ratifying any related person transactions;

•	periodically reviewing and assessing the adequacy of our insurance programs, including directors’ and officers’ insurance programs, and recommending any changes to such programs to our Board of Directors; and

•	preparing the Audit Committee Report required by SEC rules (which is included on page 16 of this proxy statement).

As of the date of this proxy statement, Mr. Maynard, Dr. Weiser, and General McPeak constitute all of the members of the Audit Committee. All of the members of the Audit Committee are non-employee directors and independent as defined under The Nasdaq Stock Market LLC Rules. Mr. Maynard is a former chief financial officer of a public company, Rigel Pharmaceuticals, Inc., where he served in that role for more than 10 years. Because of his knowledge of financial, audit and accounting matters, our Board of Directors has designated him as the “audit committee financial expert” of the Audit Committee.

The Audit Committee operates pursuant to a written charter, which is available on our website, www.iovance.com, under “Corporate Governance – Governance Highlights”.

Compensation Committee

The Compensation Committee currently consists of:

Michael Weiser, M.D., Ph.D. (Chair)

Athena Countouriotis, M.D.

Merrill A. McPeak

Wayne P. Rothbaum

The Compensation Committee is responsible for the compensation of our executives and directors. As part of its responsibilities, the Compensation Committee has the following duties and responsibilities:

•	Establish peer group, annual base salary and annual incentive compensation amounts for executive officers and, determine annual incentive levels and the operational and any other goals to be met to earn annual and long-term incentive awards.

•	Review and evaluate the performance and leadership of the Chief Executive Officer and determine the amounts of annual and any long-term incentive awards and any adjustment to the annual salary and annual incentive compensation amounts based upon such performance and other factors as the Compensation Committee deems appropriate.

•	Review the performance of the other executive officers and either approve or recommend Board of Directors approval of, the amounts of annual and any long-term incentive awards and any adjustments to the annual salary and annual incentive compensation amounts based upon such performance and other factors as the Compensation Committee deems appropriate.

•	Review the compensation of non-employee directors and recommend to the Board of Directors, for its approval, the components and amounts of compensation for non-employee directors.

As part of its other responsibilities, the Compensation Committee reviews and approves any reports required by the SEC for inclusion in the annual report and proxy statement, provides general oversight of our compensation structure, and, if deemed necessary, retains and approves the terms of the retention of compensation consultants and other compensation experts. Other specific duties and responsibilities of the Compensation Committee include reviewing the performance of executive officers; reviewing and approving objectives relevant to executive officer compensation; administering our equity-based and incentive compensation plans; and establishing compensation policies and practices for service on our Board of Directors and its committees and for the Chairman of our Board of Directors.

In the Compensation Committee’s sole discretion, the Committee has the authority to retain or obtain the advice of a compensation consultant, legal counsel or other advisor after taking into consideration the independence of such compensation consultant, legal counsel or other advisor. Our Compensation Committee requires any compensation consultant, legal counsel or other advisor retained by the Compensation Committee, or who otherwise provides advice to the Compensation Committee, to be independent.

The Compensation Committee has granted our Chief Executive Officer the authority to grant options to (i) newly hired non-executive employees, and (ii) non-executive employees as part of our annual performance review. The Compensation Committee has established certain parameters within which non-executive options could be granted by our Chief Executive Officer.

The Compensation Committee is responsible for developing employment compensation policies for our Company, including ensuring that the policies are sufficiently attractive to retain our Company’s existing employees and to incentivize prospective employees. For a description of the processes and procedures used by the Compensation Committee for the consideration and determination of executive and director compensation, see “Executive Compensation-Compensation Discussion and Analysis.”

Our Board of Directors has determined that each of the current members of the Compensation Committee is “independent” under the current independence standards of The Nasdaq Stock Market LLC Rules.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee currently consists of:

Merrill A. McPeak (Chair)

Athena Countouriotis, M.D.

Michael Weiser, M.D., Ph.D.

The Nominating and Corporate Governance Committee recommends candidates to be nominated for election as directors at our annual meeting, consistent with criteria approved by our Board of Directors; develops and regularly reviews corporate governance principles and related policies for approval by our Board of Directors; oversees the organization of our Board of Directors to discharge its duties and responsibilities properly and efficiently; and sees that proper attention is given and effective responses are made to stockholder concerns regarding corporate governance. The Nominating and Corporate Governance Committee also oversees an annual assessment by the Board of Directors of its performance. In addition, the Nominating and Corporate Governance Committee oversees succession planning for executive officers in conjunction with the Board of Directors.

Usually, nominees for election to our Board of Directors are proposed by our existing directors. In identifying and evaluating individuals qualified to become Board of Directors members, our current directors will consider such factors as they deem appropriate to assist in developing a Board of Directors and committees thereof that are diverse in nature and comprised of experienced and seasoned advisors. Our Board of Directors has not adopted a formal policy with regard to the consideration of diversity, other than as may be prescribed by law, when evaluating candidates for election to our Board of Directors. However, our Board of Directors believes that membership should reflect diversity in its broadest sense, but should not be chosen nor excluded based on race, color, gender, national origin or sexual orientation. In this context, our Board of Directors does consider a candidate’s experience, education, industry knowledge, history with the Company, independence, and differences of viewpoint when evaluating his or her qualifications for election to our Board of Directors. In evaluating such candidates, our Board of Directors seeks to achieve a balance of knowledge, experience and capability in its composition. In connection with this evaluation, our Board of Directors determines whether to interview the prospective nominee, and if warranted, one or more directors interview prospective nominees in person or by telephone.

Board Leadership Structure and Role in Risk Oversight

Our Board of Directors believes it is important to select the Company’s Chairman and Chief Executive Officer in the manner it considers in the best interests of the Company at any given time. Our Chairman and Chief Executive Officer positions are filled by two different individuals, allowing for greater independence between the Board of Directors and management.

Our Board of Directors is currently comprised of a majority of individuals who are independent from the management of the Company and, assuming that the nominees are elected at the Annual Meeting, five of the seven members of our Board of Directors will continue to be independent directors. Our Board of Directors and its committees meet regularly throughout the year to assure that the independent directors are well briefed and informed with regard to the Company’s affairs. Each of the independent directors has access to the executive officers of the Company. In this fashion, we seek to maintain well informed, independent directors who are prepared to make informed decisions regarding our business affairs.

Management is responsible for the day-to-day management of risks the Company faces, while our Board of Directors as a whole plays an important role in overseeing the identification, assessment and mitigation of such risks. Our Board of Directors reviews information regarding the Company’s finances and operations, as well as the risks associated with each. For example, the oversight of financial risk management lies primarily with the Audit Committee, which is empowered to appoint and oversee our independent auditors, monitor the integrity of our financial reporting processes and systems of internal controls and provide an avenue of communication among our independent auditors, management and our Board of Directors. The Compensation Committee is responsible for overseeing the management of risks relating to the Company’s compensation plans and arrangements. In fulfilling its risk oversight responsibility, our Board of Directors, as a whole and acting through any established committees, consults with management to evaluate and, when appropriate, modify our risk management strategies.

Stockholder Communication with Members of the Board of Directors

Stockholders who wish to communicate with members of our Board of Directors may contact us at our principal executive office at 999 Skyway Road, Suite 150, San Carlos, California 94070. Written communications specifically marked as a communication for our Board of Directors, or a particular director, except those that are clearly marketing or soliciting materials, will be forwarded unopened to Dr. Dukes, currently the Chairman of our Board of Directors, or to the particular director to whom they are addressed, or presented to the full Board of Directors or the particular director at the next regularly scheduled Board of Directors meeting.

Board of Directors Members’ Attendance at Annual Meetings

It is the Company’s policy to have each director and director nominee attend the Annual Meeting of Stockholders. Three of our current directors attended our 2020 Annual Meeting of Stockholders either as a director or as a director nominee. In light of the public health impact of COVID-19, virtual attendance of our directors at our Annual Meeting is permitted in 2021.

Code of Ethics

Our Board of Directors has adopted a Code of Conduct and Ethics that applies to our officers, directors and employees (“Code of Ethics”). A copy of our Code of Ethics will be furnished without charge to any person upon written request. Requests should be sent to: Corporate Secretary, Iovance Biotherapeutics, Inc., 999 Skyway Road, Suite 150, San Carlos, California 94070. Our Code of Ethics is also available under the “Investors” section of our website at www.iovance.com, under “Corporate Governance – Governance Highlights”.

Commitment to Corporate Responsibility

Our corporate responsibility is fundamental to our long-term success, as well as our commitment to healthcare for critically ill cancer patients. It is also now more than ever important to our stakeholders. We have a strong commitment to environmental, social and governance (“ESG”) issues. We will continue to focus on ESG issues during 2021.

Environmental Factors. As we continue to expand our operations, we have initiated certain projects to begin tracking our environmental impact, and where feasible, have taken measures to increase our sustainability efforts. Some of our efforts include our commitment to reduce, reuse or recycle where possible or appropriate, and energy efficient projects to lower energy use within our office areas and laboratories. In addition, our new manufacturing facility in Philadelphia, Pennsylvania is being designed to include adjacent green space and outdoor retention basins to promote a green environment. Upon completion of construction, the core and shell of the facility will be submitted for LEED Gold certification, which if received, will indicate compliance with certain robust environmentally sustainable practices.

Social Factors. Our future performance depends significantly upon the continued service of our key scientific, technical and senior management personnel and our continued ability to attract and retain highly skilled employees. We provide our employees with competitive salaries and bonuses, opportunities for equity ownership, development programs that enable continued learning and growth and a robust employment package that promotes well-being across all aspects of their lives. In addition to salaries, these programs include potential annual discretionary bonuses, stock option awards, a 401(k) plan, healthcare and insurance benefits, health savings and flexible spending accounts, paid time off, family leave, and flexible work schedules, among other benefits. We have taken proactive, aggressive action throughout the COVID-19 pandemic to protect the health and safety of our employees. We expect to continue to implement these measures until we determine that the COVID-19 pandemic is adequately contained for purposes of our business. We may take further actions, in compliance with all appropriate government regulations, that we determine to be in the best interest of our employees.

Diversity and Inclusion. We strive to invest in and create ongoing opportunities for employee development in a diverse and inclusive environment in which each team member plays a unique and vital role. We currently have two female directors, including a female Chief Executive Officer. We believe that a diverse workforce not only positively impacts our performance and strengthens our culture, but it also cultivates an essential pipeline of experienced leaders for management. Hiring for diversity of thought, background and experience, and diversity of personal characteristics such as gender, race and ethnicity continues to be an area of focus as we grow our company. As of April 6, 2021, women make up approximately 56% of our workforce and constitute approximately 55% of management. We are also committed to building a racially and ethnically diverse workforce. As of April 6, 2021, racially diverse employees (those self-identifying as Black or African American, Hispanic or Latino, Asian, or being two or more races) make up approximately 50% of our global workforce and approximately 49% of management (0% of our employees declined to self-identify, or otherwise did not provide us with this information).

Ethics and Corporate Governance. We aspire to maintain the highest ethical standards. All of our employees are required to adhere to our Code of Conduct and Ethics, which provides, among other things, that all of our employees, officers and directors must (i) be truthful and honest both internally and in our business dealings with each other, and (ii) make all decisions responsibly, constructively and equitably without bias as to race, color creed, religion, national origin, sex, marital status, age, veteran’s status or membership in any other protected class or receipt of public assistance.

Director Compensation

We believe that a combination of cash and equity compensation is appropriate to attract and retain the individuals we desire to serve on our Board of Directors and that this approach is comparable to the policies of our peer companies. Our cash compensation policies are designed to encourage frequent and active interaction between directors and our executives both during and between formal meetings as well as compensate our directors for their time and effort. Further, we believe it is important to align the long-term interests of our non-employee directors with those of the Company and its stockholders, and that awarding equity compensation to, and thereby increasing ownership of our common stock by, our non-employee directors is an appropriate means to achieve this alignment.

In 2020, our non-employee directors received an annual cash retainer for Board of Directors and standing committee service in addition to equity compensation, as set forth in further detail in the table below. We expect non-employee director compensation to remain the same in 2021.

		Annual Cash Retainer (1)	Annual Equity Compensation (2)
Board of Directors membership		$35,000	35,000
Chairman of the Board of Directors (Extra Retainer)		$25,000	35,000
Audit Committee	Chair	$15,000
	Member	$7,500
Compensation Committee	Chair	$15,000
	Member	$7,500
Nominating and Corporate Governance Committee	Chair	$15,000
	Member	$7,500

(1)	The annual cash retainers are payable in quarterly installments.

(2)	Represents number of shares underlying options granted annually to the directors. These options are exercisable in four equal quarterly installments following the date of grant. If the individual’s service with the Board of Directors is terminated before the option expiration date, the options will be exercisable for two years following termination of service (or until the expiration of the option) unless the director is terminated for cause, in which case the options are terminated.

The table below shows the compensation received by each of our non-employee directors during 2020 for serving on the Board of Directors and on its committees. Our non-employee directors do not receive fringe or other benefits.

Director Compensation Table

Name	Fees Earned or Paid in Cash	Options Awards ($) (1)	Total ($)
Athena Countouriotis, M.D.	$50,000	$656,740	$706,740
Iain Dukes, D.Phil.	$60,000	$1,313,480	$1,373,480
Ryan Maynard	$50,000	$656,740	$706,740
Merrill A. McPeak	$65,000	$656,740	$721,740
Wayne P. Rothbaum(2)(3)	$60,000	$-	$60,000
Michael Weiser, M.D., Ph.D.(2)	$125,000	$656,740	$781,740

(1)	Represents the grant date value computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718. These amounts do not reflect the actual economic value that will be realized by the directors upon the vesting of the stock options, the exercise of the stock options, or the sale of the common stock underlying such stock options.
(2)	In October 2020, the Board of Directors formed a short-term committee, which we refer to as the Scientific Committee, consisting of Mr. Rothbaum and Dr. Weiser as the two directors on this committee and other members and consultants. The Scientific Committee is primarily focused on working with management regarding current regulatory matters relating to the Company’s potency assay and related research and development. Given the amount of time the Scientific Committee members are spending on these matters, each director serving on the Scientific Committee will be paid $20,000 per month while this committee is active and until such time as the Board of Directors decides to disband this committee.
(3)	To date, other than for the Scientific Committee, Mr. Rothbaum has declined to receive any compensation, whether cash or options.

Report of the Audit Committee of the Board of Directors

The Audit Committee provides assistance to our Board of Directors in fulfilling its oversight responsibility to the Company’s stockholders, potential stockholders, the investment community, and others relating to our financial statements and the financial reporting process, the systems of internal accounting and financial controls, the internal audit function, the annual independent audit of our financial statements and the ethics programs when established by our management and our Board of Directors. The Audit Committee has the sole authority (subject to stockholder ratification) to appoint or replace the outside auditors and is directly responsible for determining the compensation of the independent auditors. In discharging its oversight role, the Audit Committee is empowered to investigate any matter brought to its attention, with full access to all of our books, records, facilities and personnel, and to retain its own legal counsel and other advisers as it deems necessary or appropriate.

As part of its oversight of our financial statements, the Audit Committee reviewed and discussed with both management and our outside auditors our interim financial statements and annual audited financial statements that are included in our Quarterly Reports on Form 10-Q and Annual Report on Form 10-K, respectively. The Audit Committee held six meetings during the fiscal year ended December 31, 2020, including regular meetings in conjunction with the close of each fiscal quarter, during which the Audit Committee reviewed and discussed the Company’s financial statements with management and Marcum LLP, the Company’s prior independent registered public accounting firm for the fiscal year ended December 31, 2020. These Audit Committee meetings routinely include executive sessions of the committee, as well as private sessions with Marcum LLP. Our management advised the Audit Committee in each case that all such financial statements were prepared in accordance with accounting principles generally accepted in the United States of America and reviewed significant accounting issues with the Audit Committee. These reviews included discussion with the outside auditors of matters required to be discussed by Auditing Standard 1301, “Communications with Audit Committees,” issued by the Public Company Accounting Oversight Board.

During the fiscal year ended December 31, 2020, Marcum LLP served as our independent registered public accounting firm and audited our financial statements for the fiscal year ended December 31, 2020. Marcum LLP did not have any financial interest, direct or indirect, in our Company, and did not have any connection with our Company except in its professional capacity as our independent auditors. As discussed in Proposal No. 4 below, the Audit Committee has engaged Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2021.

The Audit Committee discussed with Marcum LLP, the auditors of our 2020 financial statements for the year ended December 31, 2020, matters relating to its independence, including a review of audit and non-audit fees and the letter and written disclosures made by Marcum LLP to the Audit Committee pursuant to Public Company Accounting Oversight Board (United States) Rule 3526.

Audit and non-audit services to be provided by Ernst & Young LLP in 2021 for the fiscal year ending December 31, 2021, are subject to the prior approval of the Audit Committee. In general, the Audit Committee’s policy is to grant such approval where it determines that the non-audit services are compatible with maintaining the independent registered public accounting firm’s independence and there are cost or other efficiencies in obtaining such services from the independent registered public accounting firm as compared to other possible providers.

Taking all of these reviews and discussions into account, the Audit Committee recommended to our Board of Directors that our Board of Directors approve the inclusion of our audited financial statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2020, which was filed with the SEC on February 25, 2021.

AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

Ryan Maynard (Chair)

Merrill McPeak

Michael Weiser, M.D., Ph.D.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Certain Relationships and Related Transactions

Other than employment agreements with our named executive officers and other payments made to our named executive officers, all as described below under the section entitled “Executive Compensation,” and compensation paid to directors as described above in the section titled “Director Compensation,” the following is a description of all transactions since January 1, 2020 to which we have been a party, and in which (i) the amounts involved exceeded or will exceed $120,000, and (ii) our directors and named executive officers or holders of more than 5% of our common stock, or any member of the immediate family of the foregoing persons or entities affiliated with them, had or will have a direct or indirect material interest.

Policies and Procedures for the Review and Approval of Transactions with Related Persons

Our Audit Committee’s charter requires the Audit Committee to review and approve any related-person transactions. In considering related-person transactions, our Audit Committee considers the relevant available facts and circumstances, including, but not limited to, (i) the risks, costs and benefits to us, (ii) the impact on a director’s independence in the event the related party is a director, immediate family member of a director or an entity with which a director is affiliated, (iii) the terms of the transaction, (iv) the availability of other sources for comparable services or products, and (v) the terms available to or from, as the case may be, unrelated third parties or to or from employees generally. In the event a director has an interest in the proposed transaction, the director must recuse himself or herself from the deliberations and approval. In determining whether to approve, ratify or reject a related-person transaction, our Audit Committee evaluates whether, in light of known circumstances, the transaction is in, or is not inconsistent with, our best interests and those of our stockholders.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of our common stock as of the Record Date by (i) each person who is known by us to own more than 5% of the outstanding common stock; (ii) each of our directors and director nominees; (iii) each of our named executive officers listed in the “Compensation of Executive Officers” table; and (iv) all of our current named executive officers and directors as a group. This table is based upon information supplied by officers, directors and principal stockholders and Schedules 13D and 13G and amendments thereto filed with the SEC. Unless otherwise indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares that they beneficially owned, subject to community property laws where applicable. As of the Record Date, a total of 152,161,281 shares of common stock were outstanding, a total of 194 shares of Series A Preferred, convertible into 97,000 shares of common stock, were outstanding, and a total of 2,842,158 shares of Series B Preferred, convertible into 2,842,158 shares of common stock, were outstanding. Our shares of Series A Preferred and Series B Preferred do not have voting rights.

	Common Stock
Name and Address of Beneficial Owner	Number of Shares	Percent of Class (1)
5% and Greater Stockholders

The ARK Investment Management LLC 3 East 28th Street, 7th Floor New York, NY 10016	15,297,822(2)	10.1%
The Vanguard Group Inc. 100 Vanguard Blvd. Malvern, PA 19335	11,665,825(3)	7.7%
Perceptive Advisors LLC Joseph Edelman Perceptive Life Sciences Master Fund Ltd. 51 Astor Place, 10th Floor New York, NY 10003	10,172,795(4)	6.7%
BlackRock Inc. 55 East 52nd Street New York, NY 10055	9,002,588(5)	5.9%
Quogue Capital LLC 101 Central Park West, Suite 1F New York, New York 10019	9,000,000(6)	5.9%
Franklin Resources, Inc. One Franklin Parkway San Mateo, CA 94403	8,928,904(7)	5.9%
Avoro Capital Advisors LLC 110 Greene Street, Suite 800 New York, NY 10012	8,238,961(8)	5.4%
T. Rowe Price Associates Inc. 100 E. Pratt Street Baltimore, MD 21202	7,382,205(9)	4.9%

Named Executive Officers and Directors

Merrill A. McPeak	761,583(10)	*
Michael Weiser, M.D., Ph.D.	272,632(11)	*
Ryan D. Maynard	260,000(12)	*
Maria Fardis, Ph.D.	1,806,604(13)	1.2%
Frederick G. Vogt, Ph.D., Esq.	462,245(12)	*
Wayne P. Rothbaum	9,000,000(14)	5.9%
Iain Dukes, D. Phil.	512,000(15)	*
Athena Countouriotis, M.D.	70,000(12)	*
Friedrich Graf Finckenstein, M.D.	124,577(12)	*
Jean-Marc Bellemin	-	*
Timothy E. Morris	129,784(12)	*
Michael Swartzburg	-	*
All directors, director nominees and current executive officers as a group (10 persons)	13,269,641(16)	8.7%

*	Less than 1%.

(1)	Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of common stock subject to options, warrants and convertible securities currently exercisable or convertible, or exercisable or convertible within 60 days, are deemed outstanding, including for purposes of computing the percentage ownership of the person holding such option, or convertible security, but not for purposes of computing the percentage of any other holder.

(2)	Based on information disclosed in a Schedule 13G filed with the SEC on January 11, 2021, by ARK Investment Management LLC according to which ARK Investment Management LLC beneficially owns 15,297,822 shares of our common stock, with sole voting power over 14,517,914 shares, shared voting power over 466,145 shares, and sole dispositive power over 15,297,822 shares.

(3)	Based on information disclosed in a Schedule 13G filed with the SEC on February 10, 2021, by The Vanguard Group, Inc. (“The Vanguard Group”), according to which The Vanguard Group beneficially owns 11,665,825 shares of our common stock, with shared voting power over 99,191 shares, sole dispositive power over 11,665,825 shares and shared dispositive power over 199,557 shares.

(4)	Based on information disclosed in a Schedule 13G filed with the SEC on February 16, 2021, by Perceptive Advisors LLC, according to which Perceptive Advisors LLC and Joseph Edelman beneficially own 9,166,304 shares, all of which are held by Perceptive Life Sciences Master Fund Ltd., a private investment fund to which Perceptive Advisors LLC serves as the investment manager. Mr. Edelman is the managing member of Perceptive Advisors LLC. Includes 97,000 shares of our common stock issuable upon the conversion of Series A Preferred shares and 909,491 shares of our common stock issuable upon the conversion of Series B Preferred Shares. Under the terms of the Series A Preferred and Series B Preferred shares, the holder does not have the right to convert the preferred stock to the extent that after giving effect to such exercise, the holder (together with its affiliates) would beneficially own in excess of 4.99% (which limit was increased to 9.99% upon notice by Perceptive Advisors LLC). Additionally, the beneficial ownership limitation for the Series B Preferred shares will not apply to the extent that the holder’s ownership was, immediately prior to such conversion, required to report, or exempt from reporting, his, her or its holdings and transactions relating to our securities pursuant to Section 16 of the Exchange Act.

(5)	Based on information disclosed in a Schedule 13G filed with the SEC on January 29, 2021, by BlackRock, Inc. (“BlackRock”), according to which BlackRock beneficially owns 9,002,588 shares of our common stock, with sole voting power over 8,577,043 shares and sole dispositive power over 9,002,588 shares. The registered holders of the referenced shares are funds and accounts under management by investment adviser subsidiaries of BlackRock. BlackRock is the ultimate parent holding company of such investment adviser entities.

(6)	Based on information disclosed in a Schedule 13D/A filed with the SEC on December 7, 2018, by Quogue Capital LLC, the number of shares beneficially owned consists of 7,067,333 shares of our common stock and 1,932,667 shares of our common stock issuable upon conversion of Series B Preferred shares owned by Quogue Capital LLC. Mr. Rothbaum is the sole managing member of Quogue Capital LLC and may be deemed to beneficially own the shares owned by Quogue Capital LLC. Under the terms of the Series B Preferred shares, the holder does not have the right to convert the preferred stock or exercise the warrant to the extent that after giving effect to such exercise, the holder (together with its affiliates) would beneficially own in excess of 4.99% (which limit was increased to 9.99% upon notice by Mr. Rothbaum); provided, however, that the beneficial ownership limitation for the Series B Preferred shares will not apply to the extent that the holder’s ownership was, immediately prior to such conversion, required to report, or exempt from reporting, his, her or its holdings and transactions relating to our securities pursuant to Section 16 of the Exchange Act. Therefore, the 9.99% limitation does not apply to Mr. Rothbaum or Quogue Capital LLC.

(7)	Based on information disclosed in a Schedule 13G/A filed on February 1, 2021, by Franklin Resources, Inc. (“FRI”), Charles B. Johnson, Rupert H. Johnson, Jr. and Franklin Advisers, Inc., regarding their beneficial ownership as of December 31, 2020. According to this Schedule 13G/A, these securities are beneficially owned by one or more open- or closed-end investment companies or other managed accounts that are investment management clients of investment managers that are direct and indirect subsidiaries of FRI. Charles B. Johnson and Rupert H. Johnson, Jr. each own in excess of 10% of the outstanding common stock of FRI and are the principal stockholders of FRI. Franklin Advisers, Inc., one of the subsidiaries of FRI, has sole voting power and sole dispositive power with respect to 8,885,505 shares and Fiduciary Trust Company International, one of the subsidiaries of FRI, has sole voting and dispositive power with respect to 27,492 shares, Franklin Templeton Investments (Asia) Ltd., one of the subsidiaries of FRI, has sole voting and dispositive power with respect to 15,757 shares, and Fiduciary Trust International, LLC, one of the subsidiaries of FRI, has sole voting and dispositive power with respect to 150 shares.

(8)	Based on information disclosed in a Schedule 13G/A filed with the SEC on February 12, 2021, by (i) Avoro Capital Advisors LLC, a Delaware limited liability company (“Avoro”), formerly known as venBio Select Advisor LLC, which provides investment advisory and management services and has acquired the securities of the Issuer solely for investment purposes on behalf of Avoro Life Sciences Fund LLC, a Delaware limited liability company, and certain managed accounts and (ii) Behzad Aghazadeh, who serves as the portfolio manager and controlling person of Avoro. The number of shares beneficially owned consists of 8,238,961 shares of our common stock.

(9)	Based on information disclosed in a Schedule 13G filed with the SEC on February 16, 2021 by T. Rowe Price Associates, Inc. (“T. Rowe Price”), according to which T. Rowe Price beneficially owns 7,382,205 shares of our common stock, with sole voting power over 1,136,099 shares and sole dispositive power over 7,382,205 shares.

(10)	Represents 456,583 shares of common stock and options to purchase 305,000 shares of common stock that are exercisable currently or within 60 days of the Record Date.

(11)	Represents 102,632 shares owned by Dr. Weiser and 170,000 options that are exercisable currently or within 60 days of the Record Date. Does not include 28,484 shares owned by Actin Capital Partners, LLC. Dr. Weiser holds a position in Actin Capital Partners, LLC but does not have voting or dispositive control over the 28,484 shares held by Actin Capital Partners, LLC, and thus disclaims beneficial ownership of these shares, except to the extent of his pecuniary interest therein.

(12)	Represents options to purchase shares of common stock that are exercisable currently or within 60 days of the Record Date.

(13)	Represents 298,786 shares owned and 1,507,818 options to purchase shares of common stock that are exercisable currently or within 60 days of the Record Date.

(14)	Represents the shares of common stock owned by Quogue Capital LLC described in footnote (6) above. Mr. Rothbaum is the sole managing member of Quogue Capital LLC and may be deemed to beneficially own the shares owned by Quogue Capital LLC.

(15)	Represents 12,000 shares of common stock and 500,000 options to purchase shares of common stock that are exercisable currently or within 60 days of the Record Date.

(16)	Includes options to purchase 3,399,640 shares of common stock that are exercisable currently or within 60 days of the Record Date.

EQUITY COMPENSATION PLAN INFORMATION

The following table summarizes, as of December 31, 2020, (i) the number of shares of our common stock that are issuable under our equity compensation plans upon the exercise of outstanding options, and other rights, (ii) the weighted-average exercise price of such options and rights, and (iii) the number of securities remaining available for future issuance under our equity compensation plans.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted- average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
2018 Equity Incentive Plan, as amended in 2020	6,514,968	$22.95	7,455,537
2014 Equity Incentive Plan	5,151,670	$12.25	61,575
Equity compensation plans not approved by our stockholders:(1)
2010 Equity Compensation Plan	2,000	$117.00	-
2011 Equity Incentive Plan	947,000	$16.05	11,240
Total	12,615,638	$18.08	7,528,352

(1)	Our Board of Directors adopted our 2010 Equity Compensation Plan and our 2011 Equity Incentive Plan. However, we did not submit either of those plans to our stockholders for their approval. Accordingly, while we have adopted these equity compensation plans, these plans are not stockholder-approved plans.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our Company’s executive officers and directors, and persons who own more than 10% of a registered class of our Company’s equity securities, to file reports of ownership and changes in ownership with the SEC. Executive officers, directors and greater than 10% stockholders are required by SEC regulations to furnish our Company with copies of all Section 16(a) forms they file.

SEC regulations require us to identify in this proxy statement anyone who filed a required report late during the most recent fiscal year. Based solely on our review of forms we received, or written representations from reporting persons stating that they were not required to file these forms, we believe that during the fiscal year ended December 31, 2020, all filings required under Section 16(a) of the Exchange Act, were filed in a timely manner.

MANAGEMENT

Current Executive Officers

The following table sets forth information regarding our current executive officers as of the Record Date.

Name	Age	Position
Maria Fardis, Ph.D.	53	President and Chief Executive Officer
Jean-Marc Bellemin	48	Chief Financial Officer
Friedrich Graf Finckenstein, M.D.	54	Chief Medical Officer
Igor Bilinsky, Ph.D.	48	Chief Operating Officer
Frederick G. Vogt, Ph.D., Esq.	47	General Counsel and Corporate Secretary

Maria Fardis, Ph.D. Dr. Fardis has served as our President and Chief Executive Officer since her appointment effective June 1, 2016. See, “Proposal No. 1: Election of Directors — Nominees for Director,” above.

Jean-Marc Bellemin. Mr. Bellemin has served as Chief Financial Officer of the Company since December 14, 2020. Mr. Bellemin served as Executive Vice President of Finance and Chief Financial Officer of Gritstone Oncology, Inc., from January 2018 to November 2020. Prior to Gritstone, from January 2008 to December 2017, Mr. Bellemin served as senior vice president, market access, business solutions and services of Actelion Pharmaceuticals US Inc., or Actelion, a biotechnology company, until Actelion was acquired by Johnson & Johnson in 2017. Prior to Actelion, Mr. Bellemin held several financial leadership roles at Guerbet Group. Mr. Bellemin received a university degree in economics, a master’s degree in finance from Université Paris Dauphine, a postgraduate degree in finance and accounting from Université Paris II Panthéon-Assas and an M.B.A. degree from the ESSEC Business School in Paris, France.

Friedrich Graf Finckenstein, M.D. Dr. Graf Finckenstein joined the Company as our Chief Medical Officer on July 18, 2019. Dr. Graf Finckenstein is a physician-scientist with decades of experience in clinical medicine, laboratory cancer research, and drug development in the biopharmaceutical industry. Prior to joining Iovance he was Global Head of Oncology Translational Medicine at Roche Pharma Research and Early Development in Basel, Switzerland, where he led all clinical development aspects in the Oncology Discovery and Translational Area, including the design and conduct of clinical trials, exploratory development studies and translational medicine, biomarker and personalized healthcare strategy. Prior to that, Dr. Graf Finckenstein held multiple clinical leadership roles at Bristol-Meyers Squibb Company, where he worked on an array of products from early clinical development to late stage, including key contributions to the approval of Opdivo® in lung cancer. Dr. Graf Finckenstein has a medical degree from the University of Hamburg in Germany. He holds a German medical license, a pediatric board certification, and has conducted basic cancer research at the Ludwig Institute, San Diego Branch, the Children’s Hospital Los Angeles and the University of Hamburg.

Igor Bilinsky, Ph.D. Dr. Bilinsky joined the Company on March 15, 2021, as our Chief Operating Officer. Prior to joining the Company, Dr. Bilinsky served as Chief Business Officer of Oncternal Therapeutics, Inc., from September 2019 to March 2021. From January 2017 to January 2019, Dr. Bilinsky served as Chief Operating Officer of AmpliPhi Biosciences, Inc., a biotechnology company developing targeted therapies for patients with life-threatening bacterial infections. From September 2015 to January 2017, he was General Manager, Immuno-Oncology, and Senior Vice President, Special Operations and Research Operations, at Ignyta, Inc., a biotechnology company focused on precision medicine in oncology that was acquired by Roche. From October 2010 to September 2015, Dr. Bilinsky was Senior Vice President, Corporate Development at Vical, Inc. From 2007 to 2010, he was Vice President, Business Development and Special Operations at Halozyme Therapeutics, Inc., and from 2005 to 2007, he was Chief Executive Officer of Androclus Therapeutics, Inc. Dr. Bilinsky was previously a principal in the healthcare practice of Boston Consulting Group, Inc., where he advised companies in the biotechnology and pharmaceutical industries on business strategy, operational performance and mergers and acquisitions. Dr. Bilinsky received his B.S. in physics from the Moscow Institute of Physics and Technology and his Ph.D. in physics from the Massachusetts Institute of Technology.

Frederick G. Vogt, Ph.D., Esq. Dr. Vogt joined the Company on September 30, 2016 as our Vice President, Intellectual Property. Dr. Vogt was promoted to General Counsel on July 1, 2017. From May 2013 until he joined the Company, Dr. Vogt practiced law at the international law firm of Morgan, Lewis & Bockius LLP, focusing on intellectual property and business law in the life sciences and representing clients in patent strategy, transactional, and litigation matters. Prior to joining Morgan, Lewis & Bockius LLP, he served in numerous scientific, management, and legal roles of increasing responsibility over a period of 13 years at GlaxoSmithKline plc., where he focused primarily on oncology and cardiovascular drug development. Dr. Vogt holds a B.S. in Chemistry from Ursinus College, a Ph.D. in Chemistry from the Pennsylvania State University, and a J.D. from Temple University. He is admitted to practice in Pennsylvania and before the U.S. Patent and Trademark Office and the U.S. District Court for the Eastern District of Pennsylvania.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Overview of Executive Compensation Program

This section explains the objectives of our named executive officer compensation program, the compensation decisions we made with respect to compensation for our fiscal year ended December 31, 2020, and the factors we considered in making those decisions, and focuses on the compensation of officers who are listed as our “named executive officers” in this proxy statement. The named executive officers include the following six officers who represent (i) all individuals serving as our principal executive officer or acting in a similar capacity during the fiscal year ended December 31, 2020, regardless of compensation level; (ii) all individuals serving as our principal financial officer or acting in a similar capacity during the fiscal year ended December 31, 2020, regardless of compensation level; (iii) our three most highly compensated executive officers other than our principal executive officer and principal financial officer who were serving as executive officers at the end of the fiscal year ended December 31, 2020; and (iv) up to two additional individuals for whom disclosure would have been provided, but for the fact that the individual was not serving as one of our executive officers at the end of fiscal year ended December 31, 2020:

Maria Fardis, Ph.D., our President and Chief Executive Officer;

Jean-Marc Bellemin, our Chief Financial Officer;

Friedrich Graf Finckenstein, M.D., our Chief Medical Officer;

Frederick G. Vogt, Ph.D., Esq., our General Counsel;

Timothy E. Morris, our former Chief Financial Officer; and

Michael Swartzburg, our former Vice President, Finance and interim Principal Financial Officer and Principal Accounting Officer.

At our 2020 Annual Meeting of Stockholders, on an advisory basis, approximately 98% of the stockholders who voted on this matter approved the compensation of our named executive officers as disclosed in our 2020 proxy statement. Based on our continued engagement with our shareholders as well as the results of the 2020 stockholder advisory vote, the Compensation Committee has determined to follow the stockholders’ recommendation and to continue to follow our historical compensation policies and procedures, subject to recommendations received from our independent compensation consulting firm.

2020 Performance Highlights

2020 was a year of significant progress for us. The following are some of our performance highlights for 2020.

•	We continue to make progress with the development of lifileucel, our tumor infiltrating lymphocyte (“TIL”) therapy in melanoma and cervical cancer. As of a January 2021, corporate update, the median duration of response has not been reached at 28.1 months of median study follow up in metastatic melanoma patients from Cohort 2 in our C-144-01 clinical trial of lifileucel as assessed by investigators. Available care for Cohort 2 patients is chemotherapy, with an overall response rate of four to ten percent and overall survival of only seven to eight months. In our C-145-04 study of lifileucel in cervical cancer, which is intended to support a biologics license application (“BLA”) submission for metastatic cervical cancer, enrollment in both Cohort 1 (post-chemotherapy patients) and cohort 2 (post-anti-PD-1/PD-L1 therapy patients) has been completed. Inclusion of both of these cohorts in a BLA may strengthen the potential label and reflect the expected upcoming treatment landscape in cervical cancer.
•	We also continued our progress with the development of TIL therapy for non-small cell lung cancer (“NSCLC”). Our collaborator, the H. Lee Moffitt Cancer Center, presented data for their TIL therapy from a Phase 1 lung cancer trial at the American Association for Cancer Research Virtual Annual Meeting in 2020. We initiated a potential registration-directed trial, IOV-LUN-202, to investigate our TIL therapy, LN-145, in patients with recurrent or metastatic NSCLC, without driver mutations, who previously received a single line of approved systemic therapy (combined checkpoint inhibitor (CPI) plus chemotherapy). We continue to investigate LN-145 in several additional NSCLC populations with unmet need across three cohorts in our IOV-COM-202 basket trial, including a recently added chemotherapy-free regimen of LN-145 in combination with ipilimumab and nivolumab.
•	We presented data for our TIL therapy LN-145 in combination with pembrolizumab in head and neck squamous cell carcinoma (“HNSCC”) in earlier lines of therapy for the first time at the Society for Immunotherapy of Cancer Annual Meeting in 2020. Patients from Cohort 2A in our IOV-COM-202 trial with HNSCC who received LN-145 in combination with pembrolizumab showed an overall response rate of 44% and median duration of response had not been reached at 8.6 months of median study follow up (n=9). The company subsequently expanded enrollment in Cohort 2A to gather data in additional patients. In our C-145-03 clinical trial for HNSCC in, target enrollment was achieved, and the study was closed to enrollment.

•	To date, over 400 patients have been dosed with our TIL products with more than a 90 percent manufacturing success rate. Recruitment continues in our C-145-04 study in cervical cancer, our IOV-COM-202 study in solid tumors, our IOV-LUN-202 study in NSCLC and our IOV-CLL-01 study in chronic lymphocytic leukemia or small lymphocytic lymphoma. The COVID-19 pandemic may impact the pace of enrollment and site activities in ongoing clinical studies, particularly in cohorts with earlier line patients. Recruitment may improve as the COVID-19 pandemic abates.
•	We announced our plan to progress our Generation 3 (“Gen 3”) manufacturing process, which is a shorter 16-day third generation TIL manufacturing process, into a cohort of metastatic melanoma patients in the IOV-COM-202 trial as well as a cohort of NSCLC patients in the IOV-LUN-202 trial.
•	Construction of the Iovance Cell Therapy Center (“iCTC”) in Philadelphia, Pennsylvania, advanced as planned. Construction of the clean rooms were completed in late 2020 and clinical manufacturing is expected to commence in 2021. Commercial manufacturing is on track to commence in 2022.
•	During a Type B meeting in the fourth quarter of 2020, we did not reach agreement with the U.S. Food and Drug Administration (“FDA”) on the potency assays to define our TIL product. We reached agreement with FDA on the duration of follow up for the pivotal cohort for our planned BLA for lifileucel in metastatic melanoma. Additional work and dialogue with FDA continue regarding current and new potency assays in support of our planned BLA, which is anticipated during 2021. Resolution of the potency assay for lifileucel in melanoma is also a key step towards BLA submission plans in cervical cancer.
•	We continued to expand our intellectual property portfolio in 2020, and currently own more than 25 granted or allowed U.S. and international patents for compositions and methods of treatment in a broad range of cancers relating to lifileucel and our other therapies. Our portfolio also includes patent applications and granted patents directed towards Gen 3 manufacturing, selected TIL products, stable and transient genetic TIL modifications, and combinations of checkpoint inhibitors and TIL products.

Compensation Policies and Practices at a Glance

What we do

•	Practice pay-for-performance, under which a significant percentage of our named executive officer compensation is at-risk and may not be realized if corporate and individual performance goals are not achieved
•	Set challenging incentive award goals
•	Maintain an industry-specific peer group for benchmarking compensation
•	Target named executive officer compensation based on market norms
•	Offer market-competitive benefits for named executive officers that are consistent with the rest of our employees
•	Do not guarantee annual bonus or guarantee salary increases
•	Have a pre-established grant date practice for approving executive officers’ equity awards
•	Maintain an independent Compensation Committee
•	Consult with an independent compensation advisor on compensation levels and practices

What we do not do

•	Executives are prohibited from hedging or pledging our stock
•	Compensation Committee’s independent consultant performs no other work for the Company
•	No re-pricing of stock options
•	Provide excessive personal perquisites, such as automobile leases, country club memberships or personal use of aircraft
•	Provide supplemental executive retirement plans

Compensation Objectives and Philosophy

Our named executive officer compensation program is designed to meet the following key objectives:

•	Attract, Motivate and Retain Talented and Dedicated Executive Officers. We strive to offer competitive compensation opportunities with both annual and significant long-term components that support management development and continuity of leadership.

•	Performance-Driven Pay: Align executive officer compensation with the achievement of our short- and long-term business objectives and strategies with the long-term interests of our stockholders through the use of performance-based and variable compensation elements.

•	Long-Term Focus on Stockholder Value: Provide our executive officers with long-term incentives that are directly aligned to the enhancement of stockholder value, as well as facilitate long-term executive retention.

Elements of Executive Officer Compensation

Our 2020 compensation program is made up of the following three direct compensation elements:

Compensation Element	Purpose
Base Salary

•  Fixed cash compensation that is reviewed annually and adjusted as appropriate based on individual performance and internal and external practices and levels.

•  Attracts and retains executives by offering fixed compensation that is competitive with market opportunities and that recognizes each executive’s position, role, responsibility, and experience.

Annual Incentives

•  Variable cash compensation based on performance versus pre-established annual goals as well as individual performance.

•  Designed to motivate and reward the achievement of our key annual performance objectives, which for 2020 were generally based on clinical, manufacturing, regulatory, financial, and research and development performance.

Long-Term Incentives

•  Variable long-term compensation payable in the form of time-vesting stock options.

•  Generally, employees receive an initial stock option grant upon joining the Company. Annually thereafter, employees are eligible for grants based on a combination of company and individual performance.

•  Intended to align our executives’ interests with the interests of our stockholders through equity-based compensation where value to the participants is directly tied to stockholder value.

•  Promotes the long-term retention of our executives and employees.

•  Promotes an ownership culture among our employees.

Mix of Executive Officer Compensation

Our Compensation Committee does not have any formal policies for allocating compensation among our three primary compensation elements. Rather, our Compensation Committee uses its judgment to determine the appropriate level and mix of compensation on an annual basis with the goal to balance current cash compensation with equity awards to reward both short-term and long-term performance. In addition, we believe that our executive officer compensation programs should be focused on performance- and stock price-variable compensation elements. For 2020, the mix of compensation at target for our executive officers was as follows:(1)

(1)	The 2020 mix of compensation is based on the compensation provided to Dr. Fardis (“CEO”), Dr. Graf Finckenstein, and Dr. Vogt (“Other NEOs”).

Role of the Board of Directors, the Compensation Committee, Management and Consultant

Our Compensation Committee is charged with, among other things, the responsibility of reviewing executive officer compensation policies and practices to ensure adherence to our compensation philosophy and objectives and that the total compensation paid to our executive officers is consistent with our performance, fair, reasonable and competitive with companies within our industry. Our Compensation Committee’s primary responsibilities with respect to determining executive compensation are (i) setting performance targets under our annual bonus plan; (ii) verifying that performance targets used for any performance-based compensation plan have been met before payment of any executive bonus or compensation; (iii) approving all amendments to, and terminations of, all compensation plans and any awards under such plans; (iv) granting any awards under any performance-based annual bonus, long-term incentive compensation and equity compensation plans to executive officers; (v) approving which executive officers and other employees receive awards under our equity and incentive compensation plan(s); and (vi) conducting an annual review of all compensation plans. In some cases, the Compensation Committee makes recommendations that our Board approve these items or grant equity awards.

The Compensation Committee reviews and considers our Chief Executive Officer’s recommendations with respect to compensation decisions for our named executive officers, other than herself. The Compensation Committee believes it is valuable to consider the recommendations of our Chief Executive Officer with respect to these matters because, given her knowledge of our operations, the biotechnology industry and the day-to-day responsibilities of our executive officers, she is in the best position to provide the Compensation Committee perspective into the performance of our executive officers. Our Board of Directors (without the participation of our Chief Executive Officer), after considering the recommendations of the Compensation Committee, makes the final determination with respect to the compensation of our Chief Executive Officer.

As part of the executive compensation process, the Compensation Committee engaged Haigh & Company (“Haigh”) as its compensation consultant. Haigh provides us advisory services only with respect to executive and director compensation and works with management only with the approval and under the direction of the Compensation Committee. Haigh assisted in the development of our 2020 peer group, reviewed the compensation components of our 2020 program for our named executive officers and advised the Compensation Committee regarding the components and levels of the executive compensation program, including our incentive and equity-based compensation plans. Haigh continues to make itself available on an ongoing basis to provide guidance to the Compensation Committee on compensation issues as they arise. The Compensation Committee has assessed Haigh’s independence pursuant to SEC rules and concluded that no conflict of interest exists that would prevent Haigh from independently advising the Compensation Committee.

Compensation Determination Process and the Role of Named Executive Officers in Compensation Decisions

We conduct an annual review of named executive officer compensation. Our Compensation Committee then meets to establish year-end compensation for the fiscal year ended December 31, 2020. At the Compensation Committee’s direction, the below is reviewed:

•	the Company’s goals and objectives and their weighting for the purposes of making compensation determinations;

•	a proposed year-end cash bonus, if any, (i) payable under the terms of each named executive officer’s employment agreement or (ii) under our discretionary cash bonus program, in each case based on the achievement of individual and/or corporate objectives and the applicable terms of the employment agreements;

•	a proposed increase, if any, in base salary for the upcoming year; and

•	an award, if any, of stock options or stock awards for the year under review.

As part of the compensation review, our Compensation Committee also considers changes to an executive officer’s compensation. The Compensation Committee in its discretion may make its own revisions or make recommendations to our Board of Directors, which may in turn suggest further revisions. The Compensation Committee reviews each performance goal and determines the extent to which we achieved such goals. For a description of some of the goals established for 2020, see “2020 Named Executive Officer Compensation” below.

The Compensation Committee recommends to our Board of Directors year-end annual stock option grants to our Chief Executive Officer. The Compensation Committee also grants year-end stock options to other named executive officers based on, among other factors, recommendations by our Chief Executive Officer.

Peer and Industry Data

For purposes of determining the competitiveness of 2020 compensation and setting compensation for 2021, our Compensation Committee, with the advice of Haigh, examined our 2020 peer group in light of our continued growth throughout 2020, which is anticipated to continue in 2021, the stage of development of our clinical programs, the growth in our headcount and changes in our market capitalization. With reference to these and other key business metrics, companies whose market capitalization and/or whose number of employees that were at the low end, below, or significantly above our targeted range were removed and new companies were added to the peer group for 2020. Based on its discussions with Haigh, the Compensation Committee identified the following 15 peer companies for determining the competitiveness of 2020 compensation and setting compensation for 2021 that were selected from among publicly-held U.S. pharmaceutical and biotechnology companies with comparable operations in the U.S. based on the following criteria: number, stage and indication of development programs, total R&D spending, number of employees, and market capitalization:

Acceleron Pharma, Inc.

Allogene Therapeutics, Inc.

Arena Pharmaceuticals, Inc.

Atara Biotherapeutics, Inc.

Blueprint Medicines Corp.

ChemoCentryx, Inc.

Cytokinetics, Inc.

Deciphera Pharmaceuticals, Inc.

Epizyme, Inc. Fate Therapeutics, Inc. Mirati Therapeutics, Inc. MyoKardia, Inc. Nektar Therapeutics Principia Biopharma, Inc. Xencor, Inc.

In 2020, Allogene Therapeutics, Inc. Arena Pharmaceuticals, Inc., Deciphera Pharmaceuticals, Inc., Nektar Therapeutics and Principia Biopharma, Inc. were added as peer companies based primarily on comparable headcount and market capitalization at the time of our Compensation Committee’s review. Location, expertise and field of drug development of the peer companies were also considered, because of the similarities between the talent pools accessible by these companies and by our Company. Aimmune Therapeutics, Inc., AnaptsysBio, Inc., Audentes Therapeutics, Editas Medicine, Inc., FivePrime Therapeutics, Inc., Portola Pharmaceuticals, Inc., Sangamo Therapeutics, Inc. and Zogenix, Inc. were removed from our prior year’s peer group primarily based on M&A activity (Audentes and Portola), their stage of development, therapeutic target, their market capitalization and/or number of employees, which was below the low-end of our targeted range.

In addition to the compensation data of our peer group, our Compensation Committee and Haigh review industry specific, broad-based compensation surveys. In 2020, the Radford Global Life Science survey was used to supplement the peer company market data.

Benchmarking in the Context of Our Other Executive Compensation Principles

Our Compensation Committee and our Board of Directors use market data as one means of evaluating and establishing executive pay. In instances where an executive officer is believed to be especially suited to our Company or important to our success, the Compensation Committee may establish or recommend compensation that deviates from industry averages or other specific benchmarks. Upward or downward variations in total cash compensation and long-term incentives may also occur as a result of the individual’s experience level, the nature and level of the individual’s specific job responsibilities, the balance of the individual’s different elements of compensation, market factors and other strategic considerations.

Our Compensation Committee believes that, given the competitiveness of our industry and our corporate culture, our base compensation, annual cash bonuses and equity programs are flexible enough to reward the achievement of clearly defined corporate goals and are sufficient to retain our existing executive officers and to hire new executive officers with the appropriate qualifications and experience.

2020 Named Executive Officer Compensation

Base Salaries

The Compensation Committee considers salary increases for our named executive officers generally on an annual basis, setting salaries based on market compensation levels and the recommendations of our Chief Executive Officer after assessing each executive’s performance. A similar process is used by the Board of Directors in setting our Chief Executive Officer’s salary. The Chief Executive Officer does not provide recommendations on her own salary.

At its December 15, 2019 meeting, our Compensation Committee approved the following base salary actions, except that Mr. Bellemin’s salary was approved by our Board of Directors in connection with his hiring, and the salary increase of Mr. Swartzburg was proposed and approved by our Chief Executive Officer after the meeting:

Name and Position	2019 Salary	2020 Salary	% Increase from Final 2019 Base Salary

Maria Fardis, Ph.D., President and Chief Executive Officer(1)	$600,000	$600,000	0%
Friedrich Graf Finckenstein, M.D., Chief Medical Officer	$450,000	$450,000	0%
Frederick G. Vogt, Ph.D., Esq., General Counsel and Corporate Secretary	$400,000	$420,000	5%
Jean-Marc Bellemin, Chief Financial Officer(2)	$-	$450,000	-
Timothy E. Morris, Former Chief Financial Officer(3)	$460,000	$460,000	0%
Michael Swartzburg, Former Vice President, Finance and interim Principal Financial Officer and Principal Accounting Officer(4)	$294,410	$306,190	4%

(1)	The Compensation Committee did not increase the salary of Dr. Fardis from her 2019 base salary level based on its determination that Dr. Fardis’ salary was already competitive with our peer group.
(2)	Mr. Bellemin became an employee of the Company on December 14, 2020.
(3)	Mr. Morris’s employment with the Company ended as of July 9, 2020.
(4)	Mr. Swartzburg became the interim Principal Financial Officer and Principal Accounting Officer of the Company when Mr. Morris’s employment with the Company ended as of July 9, 2020. Mr. Swartzburg’s employment with the Company ended on March 19, 2021.

Annual Incentive Bonuses

The corporate goals and objectives for fiscal year 2020 were based on meeting certain goals with respect to the Company’s operational performance as follows: (i) dosing or enrolling a specified number of patients in the Company’s clinical program including Cohort 4 of the C-144-01 clinical trial and Cohort 1 of the C-145-04 clinical trial; (ii) completing certain specified FDA interactions; (iii) completing certain pre-commercialization activities related to lifileucel manufacturing and commercial launch readiness; (iv) completing major construction on the iCTC facility; (v) completing certain preclinical work to support IND applications in the U.S. for new Company products; (vi) reaching certain milestones with respect to the Company’s collaboration with the M.D. Anderson Cancer Center; and (vii) managing the Company’s budget.

At its December 9, 2020 meeting, the Compensation Committee reviewed the Company’s progress against its goals and objectives, and as mentioned above, because the Company did not submit its BLA for lifileucel in melanoma in 2020 and did not achieve other specified goals, the Compensation Committee determined that the Company met 50% of its 2020 corporate goals and paid the following bonuses for 2020 performance.

Name and Position	Hire Date	Annual Incentive Target %(1)(3)	2020 Target Bonus Opportunity	2020 Actual Bonus Payment(2)	2020 Actual Bonus Payment (% of Target Award Opportunity)

Maria Fardis, Ph.D., President and Chief Executive Officer	6/1/2016	100%	$600,000	$300,000	50%
Friedrich Graf Finckenstein, M.D., Chief Medical Officer	7/18/2019	40%	$180,000	$90,000	50%
Frederick G. Vogt, Ph.D., Esq., General Counsel and Corporate Secretary	9/30/2016	40%	$168,000	$84,000	50%
Jean-Marc Bellemin, Chief Financial Officer	12/14/2020	40%	$-	$-	-
Timothy E. Morris, Former Chief Financial Officer(4)	8/14/2017	40%	$184,000	$-	-
Michael Swartzburg, Former Vice President, Finance and interim Principal Financial Officer and Principal Accounting Officer	3/5/2018	30%	$91,857	$50,521	55%

(1)	The annual cash bonus target is a percentage of base salary.
(2)	Bonus amounts were paid on January 31, 2021. Mr. Bellemin did not receive a bonus in 2020 because he was recently hired in December 2020. Mr. Morris did not receive a 2020 cash bonus as a result of his departure.
(3)	The annual cash bonus target will remain the same for 2021.
(4)	Mr. Morris’s employment with the Company ended as of July 9, 2020.

The Compensation Committee retains the right to make discretionary cash bonus adjustments or payments in excess of or below the target cash bonus levels to the named executive officers if, in its opinion, a named executive officer’s performance justifies such adjustment or excess payment. No adjustments or excess payments were made for 2020.

2020 Initial and Annual Stock Option Awards

Our Board of Directors and Compensation Committee generally make annual stock option grants to our named executive officers in recognition of their performance, potential and the critical impact of their roles following our fiscal year. Mr. Bellemin was granted stock options upon becoming an employee with us.

At its December 15, 2019 meeting, our Compensation Committee approved the following stock option awards that were granted on January 3, 2020, except that Mr. Bellemin’s award was approved by our Board of Directors and was made in connection with his hiring and Mr. Swartzburg’s award was approved by our Chief Executive Officer:

Name	Grant Date	Number of Securities Underlying Options(1)	Exercise Price of Option Awards ($/Share)	Grant Date Fair Value of Stock and Option Awards ($)(2)
Maria Fardis, Ph.D., President and Chief Executive Officer	1/3/2020	500,000(3)	$25.54	$8,139,400
Friedrich Graf Finckenstein, M.D., Chief Medical Officer	1/3/2020	75,000(3)	$25.54	$1,220,910
Frederick G. Vogt, Ph.D., Esq., General Counsel and Corporate Secretary	1/3/2020	150,000(3)	$25.54	$2,441,820
Jean-Marc Bellemin, Chief Financial Officer(4)	12/14/2020	150,000(3)	$50.26	$4,418,700
Timothy E. Morris, Former Chief Financial Officer(5)	-	-	$-	$-
Michael Swartzburg, Former Vice President, Finance and interim Principal Financial Officer and Principal Accounting Officer(6)	1/20/2020	46,500(3)	$23.88	$707,767

(1)	Represents shares of our common stock underlying options awarded, each of which vest over time.
(2)	Represents the fair value of each equity award on the date of grant, as computed in accordance with FASB ASC 718.
(3)	The option awards vest as to 33% of the shares underlying the options on the first anniversary, with remaining option awards vesting in equal quarterly installments over the two-year period following such first anniversary.
(4)	Mr. Bellemin joined the Company on December 14, 2020.
(5)	Mr. Morris did not receive an option grant for 2020.
(6)	Mr. Swartzburg’s employment with the Company ended on March 19, 2021.

2021 Named Executive Officer Compensation

Base Salary

At its December 9, 2020 meeting, our Compensation Committee approved a 5% salary increase for Dr. Vogt resulting in a 2021 base salary of $441,000 and a 4.4% salary increase for Dr. Graf Finckenstein resulting in a 2021 base salary of $470,000. The Compensation Committee did not increase the 2021 base salary of Dr. Fardis from her 2020 base salary level based on its determination that Dr. Fardis’ salary and target cash incentive (“target total cash”) were already competitive with our peer group. The Compensation Committee did not increase the 2021 base salary of Mr. Bellemin because he was just recently hired.

Equity Awards

The Compensation Committee also approved the following stock option awards that were granted on January 4, 2021, except for Mr. Bellemin’s award, which was granted on his date of hire, and Mr. Swartzburg’s award, which was approved by our Chief Executive Officer. Although these awards are granted in part based on 2020 performance, these stock option values will not be disclosed in our executive compensation tables until our 2022 proxy statement:

Name	Grant Date	Number of Securities Underlying Options(1)	Exercise Price of Option Awards ($/Share)	Grant Date Fair Value of Stock Option Awards ($)(2)
Maria Fardis, Ph.D., President and Chief Executive Officer	1/4/2021	250,000(3)	$46.26	$6,729,775
Friedrich Graf Finckenstein, M.D., Chief Medical Officer	1/4/2021	100,000(3)	$46.26	$2,691,910
Frederick G. Vogt, Ph.D., Esq., General Counsel and Corporate Secretary	1/4/2021	175,000(3)	$46.26	$4,710,843
Jean-Marc Bellemin, Chief Financial Officer	12/14/2020	150,000(3)	$50.26	$4,418,700
Michael Swartzburg, Former Vice President, Finance and interim Principal Financial Officer and Principal Accounting Officer(5)	1/4/2021	45,000(3)	$46.26	$1,211,360

(1)	Represents shares of our common stock underlying options awarded.
(2)	Represents the fair value of each equity award on the date of grant, as computed in accordance with Financial Accounting Standards ASC Topic 718.
(3)	The option awards vest as to one third of the shares underlying the options on the first anniversary, with remaining option awards vesting in equal quarterly installments over the two-year period following such first anniversary.
(4)	New hire award.
(5)	Mr. Swartzburg’s employment with the Company ended on March 19, 2021.

Other Compensation Elements

Retirement Plans, Perquisites and Other Personal Benefits

Our named executive officers are eligible to participate in the employee benefit plans on the same terms and conditions as they are available to our other regular employees. These benefits include medical, dental, vision, disability and life insurance, flexible spending accounts, and a 401(k) plan.

Under the tax-qualified employee savings and retirement plan, our 401(k) plan, all eligible U.S. employees, including our named executive officers, may elect to defer a percentage of their eligible compensation in our 401(k) plan, subject to the annual IRS limit. In 2020, we matched 100% of the employee contributions up to 4% of annual eligible compensation. The 2020 matching contributions made under the Safe Harbor Matching Contribution are fully vested.

We do not provide perquisites or other personal benefits to our named executive officers other than those that we provide to our employees. We do not provide any tax reimbursement payments (including “gross-ups”) on any personal benefits, except in the case of certain relocation benefits.

Discretionary Cash Bonuses

From time to time, we may pay cash bonuses to employees upon the successful completion of certain projects and we may also pay sign-on bonuses to aid in recruiting or relocating certain key employees.

Employment Agreements and Termination Benefits.

We have entered into written employment agreements with each of our current and former named executive officers. The main purpose of these agreements is to protect our Company from business risks such as competition for each named executive officer’s service, loss of confidential information or trade secrets, solicitation of our other employees, and to define our respective rights to terminate the employment relationship. Each of these employment agreements can be terminated by either party at any time. Each employment agreement was individually negotiated, so there are some variations in the terms among named executive officers. Generally speaking, however, the employment agreements provide for termination and severance benefits that the Compensation Committee believes are consistent with industry practices for similarly situated executives. The Compensation Committee believes that the termination and severance benefits help the Company retain the named executive officers by providing them with a competitive employment arrangement and compensation for termination of their employment by us without “cause.”

In the event of termination of a named executive officer’s employment by us without “cause” or a resignation for “good reason,” the named executive officers will be entitled to a lump-sum payment, which payment is equal to twelve months of base salary in the case of Dr. Fardis, and six months of base salary in the case of Mr. Morris, Mr. Bellemin, Dr. Graf Finckenstein, and Dr. Vogt. If a named executive officer’s employment is terminated by us without “cause” in connection with a change of control of our Company, the named executive officers will be entitled to a lump-sum payment equal to twelve months of base salary in the case of Dr. Fardis and Mr. Morris, and six months of base salary in the case of Dr. Graf Finckenstein and Dr. Vogt, plus in each instance the pro-rated amount of their respective minimum bonuses for those periods. In addition, if the employment agreements of Dr. Fardis, Dr. Graf Finckenstein, or Dr. Vogt are terminated by us without “cause” or by them for “good reason,” their unvested stock options vest immediately.

The specific terms of the termination and change of control arrangements, as well as an estimate of the compensation that would have been payable had such provisions been triggered as of the end of 2020, are described in detail in the section below entitled “Potential Payments Upon Termination or Change of Control.”

Equity Incentive Compensation Philosophy

We believe that successful long-term corporate performance is more likely to be achieved with a corporate culture that encourages a long-term focus by our named executive officers and other employees through the use of equity awards, the value of which depends on our stock performance. We established our 2014 Equity Incentive Plan and 2018 Equity Incentive Plan to provide all of our employees, including our named executive officers, with incentives to help align our employees’ interests with the interests of our stockholders and to enable them to participate in the long-term appreciation of our stockholder value. Additionally, equity awards provide an important retention tool for all employees, as the awards generally are subject to vesting over an extended period of time based on continued service with us.

Typically, we grant equity awards upon an employee’s hire. In addition, equity awards may also be granted for performance annually at, or soon after, the end of each year, depending on position, performance and tenure at the Company. We normally grant stock options or stock awards to new employees when they join our Company based upon their position with us and their relevant prior experience. Our Board of Directors has granted our Chief Executive Officer the discretion to grant options to non-executive employees upon joining our Company, and to make grants during each annual non-executive employee review cycle. Our Board of Directors has reviewed and approved both the total number of shares that our Chief Executive Officer can grant under such options, and the range of shares subject to such grants based on each employee’s position with the Company. Options are granted based on a combination of individual contributions to our Company and on general corporate achievements, which may include the attainment of product development milestones (such as commencement and completion of clinical trials) and attaining other annual corporate goals and objectives.

The awards granted by the Company generally vest over the first three years of the ten-year option term (although some previously granted awards vest over four years), or upon the achievement of certain milestones. Unless otherwise agreed to by us with respect to a termination without “cause” or for “good reason,” vesting and exercise rights generally cease upon termination of employment, except in the case of death (subject to a one-year limitation), disability or retirement. Prior to the exercise of an option, the holder has no rights as a stockholder with respect to the shares subject to such option, including voting rights or the right to receive dividends or dividend equivalents. In addition to the initial option grants, our Compensation Committee may grant additional options to retain our employees and reward, or provide incentive for, the achievement of corporate goals and strong individual performance.

It is our policy to award stock options at an exercise price equal to the closing price on the Nasdaq Global Market of our common stock on the date of the grant. For purposes of determining the exercise price of stock options for newly hired employees, other than executive officers, the grant date is deemed to be the first day of employment and the authority to make such a grant is delegated to our Chief Executive Officer. For other employee stock option grants, the grant date is such date as is determined by the Compensation Committee when it approves the stock option grant.

We have no program, practice or plan to grant stock options, in coordination with the release of material nonpublic information. We also have not timed the release of material nonpublic information for the purpose of affecting the value of stock options or other compensation, and we have no plan to do so. We have no policy regarding the adjustment or recovery of stock option awards in connection with the restatement of our financial statements, as our stock option awards have not been tied to the achievement of specific financial statement goals.

We do not take into consideration any amounts realized by our named executive officers from prior stock option or stock awards in determining whether to grant new stock options, restricted stock units or restricted stock awards.

Other Executive Compensation Considerations

Stock Ownership Guidelines

Although stock option grants encourage equity ownership, we do not require our directors or executive officers to own a particular number of shares of our common stock. We believe that stock and option holdings among our directors and named executive officers are adequate at this time to appropriately align their interests with those of our stockholders.

Deductibility of Executive Compensation

The Compensation Committee takes into consideration the tax consequences of compensation to the named executive officers, but tax considerations are not a significant part of our Company’s compensation policy especially in light of the passage of the Tax Cuts and Jobs Act of 2017 (“TCJA”), which limits the deductibility of certain compensation to highly compensated executives.

Accounting for Share-Based Compensation

We account for share-based compensation in accordance with the requirements of FASB ASC Topic 718. This accounting treatment has not significantly affected our executive compensation decisions.

Clawbacks

We are subject to the clawback provisions of Section 304 of the Sarbanes-Oxley Act and Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act and any rules or regulations promulgated thereunder (collectively, “SOX 304”). In addition, our 2018 Plan contains a “clawback” provision whereby, to the extent required by applicable law (including, without limitation, SOX 304) and/or the rules and regulations of Nasdaq or any other securities exchange or inter-dealer quotation service on which our common stock is listed or quoted, awards issued under the 2018 Plan shall be subject (including on a retroactive basis) to clawback, forfeiture or similar requirements, in the event our Company’s historical financial results are subsequently revised or restated.

Insider Trading Policy

Our insider trading policy expressly prohibits short sales and derivative transactions of our stock by our named executive officers, directors and specified other employees, including short sales of our securities, including short sales “against the box”; purchases or sales of puts, calls or other derivative securities of the Company or any derivative securities that provide the economic equivalent of ownership of any of our securities or an opportunity, direct or indirect, to profit from any change in the value of our securities; or other hedging or monetization transactions accomplished through the use of prepaid variable forwards, equity swaps, collars and exchange funds. In addition, our insider trading policy expressly prohibits our named executive officers, directors and specified other employees from purchasing our securities on margin, borrowing against Company securities held in a margin account, or pledging our securities as collateral for a loan.

The foregoing policies remained in place through 2020, and, unless otherwise noted above, we expect to continue to follow them for the foreseeable future.

Compensation Committee Interlocks and Insider Participation

During 2020, no member of the Compensation Committee served as one of our officers, former officers, or employees. During 2020, none of our named executive officers served as a member of the compensation committee of any other entity, one of whose executive officers served as a member of our Board of Directors or Compensation Committee, and none of our named executive officers served as a member of the Board of Directors of any other entity, one of whose executive officers served as a member of our Compensation Committee.

Stockholder Advisory Vote

Each year, we hold a non-binding advisory stockholder vote on the compensation program for our named executive officers. At our annual stockholder meetings held in 2017, 2018, 2019, and 2020, our stockholders approved, on an advisory basis, the compensation of our named executive officers. In evaluating our compensation arrangements in late 2019 (and most recently for 2020 year-end bonuses), we considered the support of our stockholders of our compensation arrangements and objectives. As a result, our Compensation Committee retains our general approach to executive compensation and continues to apply the same general principles and philosophy as in the prior fiscal years in determining executive compensation. Our Compensation Committee values the opinions of our stockholders and will take our stockholders’ opinions into account when making compensation decisions for the members of our executive team, including the named executive officers.

Report of the Compensation Committee on Executive Compensation

The Compensation Committee of our Board of Directors has reviewed and discussed with management the foregoing “Compensation Discussion and Analysis” required by Item 402(b) of Regulation S-K and, based on such review and discussions, the Compensation Committee recommended to our Board of Directors that this “Compensation Discussion and Analysis” be included in this Proxy Statement.

COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

Michael Weiser, M.D., Ph.D. (Chair)

Athena Countouriotis, M.D.

Merrill A. McPeak

Wayne P. Rothbaum

SUMMARY COMPENSATION OF NAMED EXECUTIVE OFFICERS

The following table sets forth all compensation awards to, paid or earned by the following type of named executive officers for each of the Company’s last three years ended December 31, 2020, 2019, and 2018: (i) all individuals serving as our principal executive officer or acting in a similar capacity during the fiscal year ended December 31, 2020, regardless of compensation level; (ii) all individuals serving as our principal financial officer or acting in a similar capacity during the fiscal year ended December 31, 2020, regardless of compensation level; (iii) our three most highly compensated executive officers other than our principal executive officer and principal financial officer who were serving as executive officers at the end of the fiscal year ended December 31, 2020; and (iv) up to two additional individuals for whom disclosure would have been provided, but for the fact that the individual was not serving as one of our executive officers at the end of fiscal year ended December 31, 2020. We refer to these individuals collectively as our named executive officers.

Name and Principal		Salary(1)	Bonus	Stock Awards	Stock Options(2)	Non-Equity Incentive Plan Compensation(3)	All Other Compensation(4)
Position	Year	($)	($)	($)	($)	($)	($)	Total

Current Officers:
Maria Fardis, Ph.D.	2020	$600,000	$-	$-	$8,139,400	$300,000	$-	$9,039,400
President and Chief	2019	$600,000	$-	$-	$2,907,960	$600,000	$-	$4,107,960
Executive Officer	2018	$600,000	$-	$-	$8,284,600	$510,000	$-	$9,394,600

Jean-Marc Bellemin	2020	$450,000	$130,000(5)	$-	$4,418,700	$-	$-	$4,998,700
Chief Financial Officer

Friedrich Graf	2020	$450,000	$-	$-	$1,220,910	$90,000	$11,400	$1,772,310
Finckenstein, M.D.	2019	$450,000	$160,000(5)	$-	$2,655,440	$82,500	$11,200	$3,359,140
Chief Medical Officer

Frederick G. Vogt, Ph.D., Esq.	2020	$420,000	$-	$-	$2,441,820	$84,000	$11,400	$2,957,220
General Counsel	2019	$400,000	$-	$-	$1,453,980	$160,000	$11,200	$2,025,180
and Corporate Secretary	2018	$375,000	$-	$-	$-	$127,500	$11,000	$513,500

Former Officers:
Timothy E. Morris	2020	$242,385	$-	$-	$-	$-	$239,660	$482,045
Former Chief Financial	2019	$460,000	$-	$-	$726,990	$-	$11,200	$1,198,190
Officer(6)	2018	$450,000	$-	$-	$-	$153,000	$11,000	$614,000

Michael Swartzburg	2020	$306,190	$-	$-	$707,767	$50,521	$11,400	$1,075,878
Former Vice President, Finance and interim Principal Financial Officer and Principal Accounting Officer(7)

(1)	Includes amounts earned but deferred at the election of the named executive officer, such as salary deferrals under the Company’s 401(k) plan. Such amounts are represented on an annualized basis to the extent the named executive officer joined for part of the calendar year.
(2)	The Company’s share-based compensation program includes incentive and non-statutory stock options. The amounts set forth under this column represent the aggregate grant date fair value of stock options granted in each fiscal year for financial reporting purposes under FASB ASC Topic 718, “Compensation - Stock Compensation,” disregarding the estimate of forfeitures. The Company’s methodology, including its underlying estimates and assumptions used in calculating these values, is set forth in Note 6 to its audited financial statements included in its Form 10-K filed with the SEC for the year ended December 31, 2020. These amounts do not reflect the actual economic value that will be realized by the named executive officer upon the vesting of the stock options, the exercise of the stock options, or the sale of the common stock underlying such stock options.
(3)	Amounts reported represent the annual cash performance-based bonuses earned pursuant to the achievement of certain corporate and individual performance objectives during 2020. Please see the descriptions of the annual performance bonuses in the prior section entitled “Annual Incentive Bonuses.”
(4)	Represents the Company matching portion of amounts contributed to the Company’s 401(k) plan on behalf of the named executive officer and severance payments for Mr. Morris.
(5)	Amount represents a sign-on bonus.
(6)	Mr. Morris’s employment with the Company ended as of July 9, 2020. The other compensation listed for Mr. Morris in 2020 includes his severance payments.
(7)	Mr. Swartzburg became the interim principal accounting officer of the Company when Mr. Morris’s employment with the Company ended as of July 9, 2020. Mr. Swartzburg’s employment with the Company ended on March 19, 2021.

GRANT OF PLAN-BASED AWARDS

The following table provides information regarding plan-based awards granted to our named executed officers in the fiscal year ended December 31, 2020:

	Estimated future payouts under non-equity incentive plan awards(1)
Name	Grant Date	Threshold	Target	Maximum	All other option awards: Number of securities underlying options(2)	Exercise or base price of option awards	Grant date fair value of stock and option awards(3)
		($)	($)	($)	(#)	($/Sh)	($)

Current Officers:
Maria Fardis, Ph.D.	1/3/2020	-	$600,000	-	-	-	-
President and Chief	1/3/2020	-	-	-	500,000	$25.54	$8,139,400
Executive Officer

Jean-Marc Bellemin	12/14/2020	-	$180,000	-	-	-	-
Chief Financial Officer	12/14/2020	-	-	-	150,000	$50.26	$4,418,700

Friedrich Graf	1/3/2020	-	$180,000	-	-	-	-
Finckenstein, M.D.	1/3/2020	-	-	-	75,000	$25.54	$1,220,910
Chief Medical Officer

Frederick G. Vogt, Ph.D., Esq.	1/3/2020	-	$168,000	-	-	-	-
General Counsel and Corporate Secretary	1/3/2020	-	-	-	150,000	$25.54	$2,441,820

Former Officers:
Timothy E. Morris	1/3/2020	-	$184,000	-	-	-	-
Former Chief Financial Officer	1/3/2020	-	-	-	-	-	-

Michael Swartzburg	1/20/2020	-	$91,857	-	-	-	-
Former Vice President,	1/20/2020	-	-	-	46,500	$23.88	$707,767
Finance and interim Principal Financial Officer and Principal Accounting Officer

(1)	Represents annual discretionary target based 2020 performance bonuses based on the terms of each named executive officer’s employment agreement and such other determinations made by the Compensation Committee of our Board of Directors as more fully described above under “Executive Compensation – Compensation Discussion and Analysis – 2020 Named Executive Officer Compensation”. The bonuses do not contain a threshold or maximum bonus opportunity for our named executive officers.
(2)	Amounts in this column represent grants of stock options that have a ten-year term and vest as to one third of the shares underlying the options on the first anniversary of the grant date, with remaining option awards vesting in equal quarterly installments over the two-year period following such first anniversary of the grant date.
(3)	Amounts set forth under this column represent the aggregate grant date fair value of stock options computed in accordance with FASB ASC Topic 718, “Compensation - Stock Compensation,” disregarding the estimate of forfeitures. The Company’s methodology, including its underlying estimates and assumptions used in calculating these values, is set forth in Note 6 to its audited financial statements included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2020, which was filed with the SEC on February 25, 2021. These amounts do not reflect the actual economic value that will be realized by the named executive officer upon the vesting of the stock options, the exercise of the stock options, or the sale of the common stock underlying such stock options.

OUTSTANDING EQUITY AWARDS

The following table sets forth outstanding stock options held by our named executive officers as of December 31, 2020. Options were granted in 2020 under the 2018 Plan, as amended in 2020, and the remaining options were granted under the 2014 Plan. In addition, the following table sets forth the restricted stock units held by Dr. Fardis under a restricted stock unit agreement as of December 31, 2020:

	Option Awards					Stock Awards
	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)

Current Officers:
Maria Fardis, Ph.D.	1/3/2020	-	500,000	$25.54	1/3/2030	-	-
	3/4/2019	232,500	167,500	$11.26	3/4/2029	-	-
	2/9/2018	458,333	41,667	$16.80	2/9/2028	-	-
	6/1/2016	500,000	-	$5.87	6/1/2026	-	-

Friedrich Graf Finckenstein, M.D.	1/3/2020	-	75,000	$25.54	1/3/2030	-	-
	7/18/2019	66,662	93,338	$25.78	7/18/2029

Frederick G. Vogt, Ph.D., Esq.	1/3/2020	-	150,000	$25.54	1/3/2030	-	-
	3/4/2019	116,250	83,750	$11.26	3/4/2029
	12/29/2017	37,400	-	$8.00	12/29/2027	-	-
	3/16/2017	12,600	-	$7.45	3/16/2027	-	-
	11/14/2016	200,000	-	$7.55	11/14/2026	-	-

Jean-Marc Bellemin	12/14/2020	-	150,000	$50.26	12/14/2030	-	-

Former Officers:
Timothy E. Morris	3/4/2019	41,375	-	$11.26	3/4/2029	-	-
Former Chief Financial Officer	8/14/2017	99,772	-	$5.05	8/14/2027	-	-

Michael Swartzburg	1/20/2020	-	46,500	$23.88	1/20/2030	-	-
Former Vice President, Finance	3/4/2019	20,343	14,657	$11.26	3/4/2029	-	-
and interim Principal Accounting Officer	3/5/2018	87,083	7,917	$19.50	3/5/2028	-	-

OPTION EXERCISES AND RESTRICTED STOCK UNITS VESTED

The following table contains information for our named executive officers concerning the option awards that were exercised and restricted stock units that vested during the year ended December 31, 2020:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting(2)	Value Realized on Vesting ($)(1)
Maria Fardis, Ph.D.	-	$-	22,916	$680,882

(1)	Represents the closing price of our common stock on the vesting date multiplied by the number of restricted stock units that vested on that date.
(2)	Represents time-based restricted stock units vested on June 1, 2020.

EMPLOYMENT AGREEMENTS

The following is a summary of the employment agreements that we entered into with our named executive officers.

Maria Fardis, Ph.D. On June 1, 2016, we entered into an Executive Employment Agreement with Maria Fardis, Ph.D., under which Dr. Fardis agreed to serve as our President and Chief Executive Officer. In her employment agreement, we have agreed to pay Dr. Fardis an annual base salary of $500,000 and a signing bonus of $150,000. In addition, on June 1, 2016, we granted to Dr. Fardis under our 2014 Plan stock options to purchase an aggregate of 500,000 shares of our common stock and entered into a restricted stock unit agreement pursuant to which we granted her 550,000 non-transferrable restricted stock units, outside the 2014 Plan, as an inducement of employment pursuant to the exception to the Nasdaq Stock Market LLC Rules that generally require stockholder approval of equity incentive plans. Dr. Fardis’ stock options have an exercise price per share of $5.87, vested 25% (125,000 shares) on June 1, 2017, with remaining options vesting in equal monthly installments over the 36-month period following June 1, 2017. The restricted stock units vest in installments as follows: (i) 137,500 restricted stock units vested upon the first anniversary of the effective date of her employment agreement; (ii) 275,000 restricted stock units vested upon the satisfaction of certain clinical trial milestones; and (iii) 137,500 restricted stock units vest in equal monthly installments over the 36-month period following the first anniversary of the effective date of her employment, in each case, provided that Dr. Fardis has been continuously employed with us as of such vesting dates. Dr. Fardis will also be eligible to participate in our annual incentive compensation program as approved by our Board of Directors, with target potential annual incentive compensation of 50% of her base annual salary. On February 9, 2018, the Board of Directors increased Dr. Fardis’ annual base salary from $500,000 to $600,000 and increased her annual cash bonus target as a percentage of her annual base salary from 50% to 100% of her base salary.

If we terminate Dr. Fardis’ employment agreement without “cause” (as defined in her employment agreement), or she terminates her employment for “good reason,” Dr. Fardis will be entitled to receive her base salary through the date of termination, any incentive compensation that was earned to the date of termination, and a severance payment equal to twelve months’ base annual salary and a full year’s Incentive Compensation. In addition, Dr. Fardis may be entitled to additional severance payments under certain circumstances. Further, there will be a twelve-month acceleration of her unvested stock options and unvested time-based restricted stock units, and she will have twelve months from the date of termination within which to exercise her vested options.

In the event of a “change of control” (as defined in her Executive Employment Agreement) of the Company, all of Dr. Fardis’ unvested time-based stock options and all unvested restricted stock units will vest immediately, whether or not her employment is terminated. If, either before or after a change in control, Dr. Fardis’ employment is terminated by us for any reason other than “cause” or she were to terminate her employment for “good reason,” Dr. Fardis will be entitled to receive all of the cash payments she would be entitled to receive in the event we were to terminate her employment without “cause.”

Friedrich Graf Finckenstein, M.D. On May 18, 2019, we entered into an Executive Employment Agreement with Friedrich Graf Finckenstein, M.D., under which Dr. Graf Finckenstein agreed to serve as our Chief Medical Officer. In his employment agreement, we agreed to pay Dr. Graf Finckenstein an annual base salary of $450,000 and a signing bonus of $160,000, which included relocation expenses. In addition, effective as of July 18, 2019, we granted him stock options to purchase an aggregate of 160,000 shares of our common stock. The stock options have an exercise price of $25.78, equal to the fair market value of the common stock at the close of trading on the Nasdaq Global Market as of the date of grant. The employment agreement provided that the foregoing stock options would vest in three installments as follows: (i) options for the purchase of 53,333 shares vested on the one-year anniversary of the effective date of his employment; and (ii) the remaining stock options vest as to 13,333 shares at the end of each quarter over the next two years. Dr. Graf Finckenstein is eligible to participate in our annual incentive compensation program as approved by our Board of Directors, with target potential annual incentive compensation of 40% of his base annual salary earned during the applicable calendar year.

Dr. Graf Finckenstein’s employment is “at-will” and not be for any pre-determined period of time. If the Company terminates Dr. Graf Finckenstein without cause, Dr. Graf Finckenstein will receive (i) his base salary through the date of termination; (ii) a severance payment equal to six months of his then base salary, provided he satisfies the severance conditions set forth in his employment agreement; and (iii) any benefits required to be paid in accordance with applicable benefit plans through the date of termination. If Dr. Graf Finckenstein’s employment is terminated without cause in connection with a “change of control” (as defined in the employment agreement) of the Company, in addition to the foregoing termination payments, Dr. Graf Finckenstein will receive a change of control severance payment equal to six months of his then base salary, his prorated Incentive Compensation, and any of his time-based unvested stock options will become fully vested.

Jean-Marc Bellemin. On November 23, 2020, we entered into an Executive Employment Agreement with Jean-Marc Bellemin, under which Mr. Bellemin agreed to serve as our Chief Financial Officer, effective December 14, 2020. In his employment agreement, we agreed to pay Mr. Bellemin an annual base salary of $450,000 and a signing bonus of $130,000. In addition, effective as of December 14, 2020, we granted him stock options to purchase an aggregate of 150,000 shares of our common stock. The stock options have an exercise price of $50.26, equal to the fair market value of the common stock at the close of trading on the Nasdaq Global Market as of the date of the grant. The employment agreement provided that the foregoing stock options would vest in installments as follows: (i) options for the purchase of 50,000 shares shall vest on the one-year anniversary of the effective date of his employment; and (ii) the remaining stock options vest as to 12,500 shares at the end of each quarter over the next two years. Mr. Bellemin is eligible to participate in our annual incentive compensation program as approved by our Board of Directors, with target potential annual incentive compensation of 40% of his base annual salary earned during the applicable calendar year.

Mr. Bellemin’s employment is “at-will” and not be for any pre-determined period of time. If the Company terminates Mr. Bellemin without cause, Mr. Bellemin will receive (i) his base salary through the date of termination; (ii) a severance payment equal to six months of his then base salary, provided he satisfies the severance conditions set forth in his employment agreement; and (iii) any benefits required to be paid in accordance with applicable benefit plans through the date of termination. If Mr. Bellemin’s employment is terminated without cause in connection with a “change of control” (as defined in the employment agreement) of the Company, in addition to the foregoing termination payments, Mr. Bellemin will receive a change of control severance payment equal to six months of his then base salary and any of his time-based unvested stock options will become fully vested.

Frederick G. Vogt, Ph.D., Esq. On August 7, 2016, we entered into an Executive Employment Agreement with Frederick G. Vogt, Ph.D., Esq., under which Dr. Vogt agreed to serve as our Vice President of Intellectual Property, effective September 30, 2016. In his employment agreement, we agreed to pay Dr. Vogt an annual base salary of $300,000 and a signing bonus of $50,000. In addition, effective as of November 14, 2016, we granted him stock options to purchase an aggregate of 200,000 shares of our common stock. The stock options have an exercise price of $8.23, equal to the fair market value of the common stock at the close of trading on the Nasdaq Global Market as of the date of grant. The employment agreement provided that the foregoing stock options would vest in three installments as follows: (i) options for the purchase of 66,672 shares vested on the one-year anniversary of the effective date of his employment; and (ii) the remaining stock options vest as to 16,672 shares at the end of each quarter over the next two years. Dr. Vogt is eligible to participate in our annual incentive compensation program as approved by our Board of Directors, with a target potential annual incentive compensation of 30% of his base annual salary earned during the applicable calendar year, which was increased to 40% when he was promoted to General Counsel on July 1, 2017. Dr. Vogt’s annual salary was increased to $375,000, effective February 1, 2018, to $400,000, effective February 15, 2019, and to $420,000, effective February 14, 2020.

Dr. Vogt’s employment is “at-will”, and either party can terminate the employment agreement and Dr. Vogt’s employment without cause at any time. If we terminate Dr. Vogt’s employment without cause (as defined in his Executive Employment Agreement), whether or not in connection with a “change of control” (as defined in the agreement), Dr. Vogt will receive a severance payment equivalent to six months of his then-current base salary and all of Dr. Vogt’s unvested stock options will become fully vested, and he shall have six months from the date of termination within which to exercise his vested options.

Timothy E. Morris. On August 4, 2017, we entered into an Executive Employment Agreement with Mr. Morris pursuant to which he agreed to serve as our Chief Financial Officer, effective August 14, 2017. On July 1, 2020, we entered into a Severance Agreement and General Release with Mr. Morris, effective as of July 9, 2020, pursuant to which Mr. Morris’ employment ceased with the Company and he received the severance payment described in Section 6.2 of his Executive Employment Agreement.

Michael Swartzburg. On February 28, 2018, we entered into an employment agreement with Mr. Swartzburg pursuant to which he agreed to serve as our Vice President, Finance, effective March 5, 2018. Effective June 10, 2020, Mr. Swartzburg was appointed as our interim Principal Financial Officer and Principal Accounting Officer. Mr. Swartzburg’s employment with the Company ended on March 19, 2021.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

Each of our named executive officers, other than Mr. Swartzburg, have employment agreements with the Company. These employment agreements have no specified term, and the employment relationship may be terminated by the named executive officers or by us at any time. The following table sets forth information regarding payments that would have been made to our named executive officers if they suffered an involuntary termination without cause not in connection with a change of control, or a termination without cause in connection with a change of control, and such termination payments were triggered on December 31, 2020. The closing price per share of our common stock on the Nasdaq Global Market on December 31, 2020 was $46.40. The amounts listed below do not include any taxes due in connection with such payments, including any tax under Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) that may be triggered by such payments. See the Employment Agreements section following the table for potential additional benefits that may be awarded to the named executive officers as well as additional conditions that may apply to such payments.

	Change in Control/Acceleration and Termination		Termination Without Cause
	Salary and	Equity	Salary and	Equity
	Bonus	Acceleration	Bonus	Acceleration
Name	($)	($)	($)	($)

Maria Fardis, Ph.D.	$1,200,000(1)	$17,549,293(2)	$1,200,000(1)	$12,026,047(3)
Timothy E. Morris	$644,000(4)	$1,471,488(5)	$230,000(6)	$-
Friedrich Graf Finckenstein, M.D.	$225,000(6)	$3,489,130(7)	$225,000(6)	$-
Frederick G. Vogt, Ph.D., Esq.	$210,000(6)	$6,071,975(7)	$378,000(8)	$6,071,975(7)
Jean-Marc Bellemin	$225,000(6)	$-	$225,000(6)	$-
Michael Swartzburg	$-	$-	$-	$-

(1)	Dr. Fardis would have received one year of her annual base salary, and the target bonus for that year. In addition, Dr. Fardis may be entitled to additional severance payments under certain circumstances pursuant to her Executive Employment Agreement.
(2)	Upon a change of control, all of Dr. Fardis’ unvested time-based stock options and all unvested restricted stock units would vest immediately and Dr. Fardis would have twelve months from the date of termination within which to exercise her vested options.
(3)	Upon termination, the vesting of Dr. Fardis’ stock options would accelerate by one year and Dr. Fardis would have twelve months from the date of termination within which to exercise her vested options.
(4)	Mr. Morris would have received one year of his annual base salary, and his pro-rated target bonus for that year, had he still been employed with us on December 31, 2020.
(5)	Represents the value of Mr. Morris’s unvested options had he still been employed with us on December 31, 2020.
(6)	The named executive officer would have received six months of his current annual base salary.
(7)	Upon termination, all equity awards would have vested and the named executive officer would have been given three months in which to exercise the equity awards.
(8)	The named executive officer would have received six months of his annual base salary and his pro-rated target bonus for that year assuming the bonus was earned in 2020.

CHIEF EXECUTIVE OFFICER PAY RATIO

SEC rules require companies to disclose the ratio of the total annual compensation of the principal executive officer to the median employee’s total annual compensation. We identified the median employee by examining the 2020 total annual target compensation for all individuals, excluding our Chief Executive Officer, who were employed by us on December 16, 2020. For all employees, we examined target total cash compensation, which included base salary and target annual incentive compensation. We annualized the compensation of all permanent employees who were not employed by us for all of 2020.

After identifying the median employee based on target total cash compensation as described above, we calculated annual total compensation for that employee using the same methodology we use for our named executive officers as set forth in the 2020 Summary Compensation Table above. We then updated the median employee’s compensation to be stated in the same manner as our named executive officers. The total annual compensation of the median employee for 2020 was $445,643. The total annual compensation including bonuses for our Chief Executive Officer for 2020 was $9,039,400. The ratio of Chief Executive Officer total annual compensation to the median employee total annual compensation for 2020 was approximately 20.3 to 1.

PROPOSAL NO. 2 - ADVISORY VOTE ON THE COMPENSATION OF

THE COMPANY’S NAMED EXECUTIVE OFFICERS

Section 951 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”), as set forth in Section 14A(a) of the Exchange Act, provides the Company’s stockholders with the opportunity to vote to approve, on an advisory, non-binding basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with SEC rules. At the 2020 Annual Meeting of Stockholders, our stockholders approved an advisory measure that the stockholders’ advisory votes on executive compensation be held on an annual basis. Our Board of Directors determined to follow our stockholders’ recommendations and to include an annual stockholders advisory vote on the compensation of the Company’s named executive officers. Please refer to the discussion under “Executive Compensation - Compensation Discussion and Analysis” for a description of the compensation of our named executive officers.

We are asking for stockholder approval of the compensation of our named executive officers as disclosed in this proxy statement in accordance with SEC rules, which include the disclosures under “Executive Compensation - Compensation Discussion and Analysis,” the compensation tables and the narrative discussion following the compensation tables. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the compensation policies and practices described in this proxy statement. Accordingly, we are asking you to approve the following resolution:

RESOLVED, that the compensation paid to the named executive officers of Iovance Biotherapeutics, Inc., as disclosed in the 2020 Proxy Statement of Iovance Biotherapeutics, Inc. pursuant to Item 402 of SEC Regulation S-K, including the compensation tables and narrative discussion, hereby is approved.

This proposal, commonly known as a “Say-on-Pay” proposal, gives our stockholders the opportunity to express their views on our named executive officers’ compensation as a whole. This vote is advisory in nature and therefore is not binding on us, our Compensation Committee or our Board of Directors. Our Board of Directors and our Compensation Committee, however, value the opinions of our stockholders. To the extent there is any significant vote against the named executive officer compensation as disclosed in this proxy statement, we will consider the stockholders’ concerns, and our Compensation Committee will evaluate whether any actions are necessary to address those concerns.

Vote Required

The affirmative vote of a majority of the shares of our common stock present in person or represented by proxy and entitled to vote on this proposal at the Annual Meeting is required for advisory approval of the proposal.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

PROPOSAL NO. 3 - RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

At the Annual Meeting, our stockholders are being asked to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2021. Our Audit Committee is submitting the appointment of Ernst & Young LLP to our stockholders because we value our stockholders’ views on our independent registered public accounting firm and as a matter of good corporate governance. Notwithstanding this appointment of Ernst & Young LLP as our independent registered public accounting firm, and even if our stockholders ratify that appointment, our Audit Committee, in its discretion, may appoint another independent registered public accounting firm at any time during our 2021 fiscal year if our Audit Committee believes that such a change would be in the best interests of our Company and our stockholders.

If our stockholders do not ratify the appointment of Ernst & Young LLP, our Audit Committee may reconsider the appointment.

Change in Independent Registered Public Accounting Firm.

Previous Independent Redigested Public Accounting Firm

In 2020, the Audit Committee conducted a competitive process to determine our independent registered public accounting firm for our fiscal year ending December 31, 2021. The Company invited several independent registered public accounting firms to participate in this process. As a result of such process, effective March 12, 2021, the Audit Committee approved the engagement of Ernst & Young LLP to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2021. Marcum LLP continued as our independent registered public accounting firm for the fiscal year ended December 31, 2020, and was dismissed on March 12, 2021, but continued to provide statutory audit services related to the 2020 fiscal year, until complete.

Marcum LLP’s reports on our consolidated financial statements for each of our fiscal years ended December 31, 2020, 2019, and 2018 did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles.

During the Company’s fiscal years ended December 31, 2020, 2019, and 2018, and through March 12, 2021: (i) there were no disagreements between our company and Marcum LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to Marcum LLP’s satisfaction, would have caused it to make reference to the subject matter of the disagreements in connection with its reports on the financial statements for such years; and (ii) there were no reportable events as defined in item 304(a)(1)(v) of Regulation S-K. We provided Marcum LLP with a copy of the foregoing disclosures and requested that Marcum LLP furnish a letter addressed to the SEC stating whether it agreed with the above disclosures. A copy of Marcum LLP’s letter dated March 12, 2021, to the SEC was included as Exhibit 16.1 to the Company’s Current Report on Form 8-K, filed with the SEC on March 12, 2021.

New Independent Registered Public Accounting Firm

During the fiscal years ended December 31, 2020, 2019, and 2018, and through March 12, 2021, neither we nor anyone acting on our behalf consulted with Ernst & Young LLP regarding either (i) the application of accounting principles to a specific, completed or proposed transaction, or the type of audit opinion that might be rendered on our financial statements, or (ii) any matter that was either the subject of a disagreement (as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions to Item 304 of Regulation S-K) or a reportable event (as defined in Item 304(a)(1)(v) of Regulation S-K).

Fees Paid to the Independent Registered Public Accounting Firm

The following table presents fees for professional audit services and other services rendered to our Company by Marcum LLP for our fiscal years ended December 31, 2020 and 2019, respectively.

	2020	2019

Audit fees:	$537,188	$423,601
Audit related fees:	$-	$-
Tax fees:	$-	$-
All other fees:	$-	$-
Total	$537,188	$423,601

In the above table, “audit fees” are fees for professional services for the audit of the Company’s financial statements included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2020 and the fiscal year ended December 31, 2019, including internal control attestations, and review of financial statements included in its quarterly reports on Form 10-Q and for services that are normally provided in connection with regulatory filings and public offerings. “Audit-related fees” represent fees for professional services for assurance and related services that are reasonably related to the performance of the audit or review of financial statements and that are not reported under the “audit fees” category. “Tax fees” are fees for tax compliance, tax advice and tax planning.

Our Audit Committee considered whether the provision of the services described above for the fiscal years ended December 31, 2020 and 2019, is compatible with maintaining the auditor’s independence. All audit and non-audit services that may be provided by our principal accountant to us require pre-approval by the Audit Committee. Further, our auditor shall not provide those services to us specifically prohibited by the SEC, including bookkeeping or other services related to the accounting records or financial statements of the audit client; financial information systems design and implementation; appraisal or valuation services, fairness opinion, or contribution-in-kind reports; actuarial services; internal audit outsourcing services; management functions; human resources; broker-dealer, investment adviser, or investment banking services; legal services and expert services unrelated to the audit; and any other service that the Public Company Accounting Oversight Board determines, by regulation, is impermissible.

Auditor Independence

In our fiscal year ended December 31, 2020, there were no other professional services provided by Marcum LLP or Ernst & Young LLP that would have required our Audit Committee to consider their compatibility with maintaining the independence of Marcum LLP or Ernst & Young LLP.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT

OF ERNST & YOUNG LLP FOR THE FISCAL YEAR ENDING DECEMBER 31, 2021.

* * *

FISCAL YEAR 2020 ANNUAL REPORT AND SEC FILINGS

Our financial statements for our fiscal year ended December 31, 2020, are included in our 2020 Annual Report, which we will make available to stockholders at the same time as this proxy statement. This proxy statement and our annual report are posted on our website at www.iovance.com and are also available from the SEC at its website at www.sec.gov. You may also obtain a copy of our annual report without charge by sending a written request to the Corporate Secretary, at Iovance Biotherapeutics, Inc., 999 Skyway Road, Suite 150, San Carlos, California 94070.

* * *

OTHER MATTERS

Our Board of Directors does not know of any other matters to be presented at the Annual Meeting. If any additional matters are properly presented at the Annual Meeting, the persons named in the enclosed proxy card will have discretion to vote the shares of our common stock they represent in accordance with their own judgment on such matters.

It is important that your shares of our common stock be represented at the Annual Meeting, regardless of the number of shares that you hold. You are, therefore, urged to vote by telephone or by using the internet as instructed on the enclosed proxy card or execute and return, at your earliest convenience, the enclosed proxy card in the envelope that has also been provided.

THE BOARD OF DIRECTORS San Carlos, California April 27, 2021

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.

Vote by Internet – QUICK ★★★ EASY
IMMEDIATE – 24 Hours a Day, 7 Days a Week or by Mail

IOVANCE BIOTHERAPEUTICS, INC.

Your Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. Votes submitted electronically over the Internet must be received by 11:59 p.m., Eastern Time, on June 10, 2021.

INTERNET – www.cstproxyvote.com
Use the Internet to vote your proxy. Have your proxy card available when you access the above website. Follow the prompts to vote your shares.

Vote at the Meeting –
If you plan to attend the virtual online annual meeting, you will need your 12 digit control number to vote electronically at the annual meeting. To attend;
https://www.cstproxy.com/iovance/2021

PLEASE DO NOT RETURN THE PROXY CARD IF YOU ARE VOTING ELECTRONICALLY.

MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

▲ FOLD HERE • DO NOT SEPARATE • INSERT IN ENVELOPE PROVIDED ▲

PROXY

Please mark your votes like this X

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER(S). IF NO SUCH DIRECTION IS MADE, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS.

Election of Directors

	FOR ALL	WITHHOLD ALL	FOR ALL EXCEPT
(1) Iain Dukes, D. Phil (2) Maria Fardis, Ph.D., M.B.A. (3) Athena Countouriotis, M.D. (4) Ryan Maynard (5) Merrill A. McPeak (6) Wayne P. Rothbaum (7) Michael Weiser, M.D., Ph.D.	☐	☐	☐

(Instruction: To withhold authority to vote for any individual nominee, mark "For All Except" and write the nominee's name on the line below)

____

The Board of Directors recommends that you vote FOR the proposals 2 and 3.

CONTROL NUMBER

Signature____________________ **Signature, if held jointly**____________________ **Date**__________, **2021**

Note: Please sign exactly as name appears hereon. When shares are held by joint owners, both should sign. When signing as attorney, executor, administrator, trustee, guardian, or corporate officer, please give title as such.

The Annual Report, Notice and Proxy Statement are available at https://www.cstproxy.com/iovance/2021

▲ FOLD HERE • DO NOT SEPARATE • INSERT IN ENVELOPE PROVIDED ▲

PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

IOVANCE BIOTHERAPEUTICS, INC.

Annual Meeting of Stockholders June 11, 2021 at 11:00 a.m. ET

The undersigned stockholder(s) of Iovance Biotherapeutics, Inc. hereby appoint(s) Maria Fardis and Jean-Marc Bellemin, or either of them, as proxies, each with the power to appoint his/her substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side, all of the shares of common stock of IOVANCE BIOTHERAPEUTICS, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held on Friday, June 11, 2021 at 11:00 AM ET virtually via a live webcast at https://www.cstproxy.com/iovance/2021, and any adjournment or postponement of the meeting.

Such proxies are authorized to vote in their discretion (i) for the election of any person to the Board of Directors if the nominees named herein becomes unable to serve or for good cause will not serve; and (ii) on such other business, if any, as may properly be brought before the meeting or any adjournment or postponement of the meeting.

(Continued, and to be marked, dated and signed, on the other side)